UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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THE RYLAND GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

                Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 23, 2008, at 8:00 a.m., local time, for the following purposes:

1.           To elect eight Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.           To approve The Ryland Group, Inc. 2008 Equity Incentive Plan.

3.           To re-approve Ryland’s Senior Executive Performance Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with Section 162(m) of the Internal Revenue Code results in the tax deductibility of related compensation expense.

4.           To re-approve Ryland’s TRG Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with Section 162(m) of the Internal Revenue Code results in the tax deductibility of related compensation expense.

5.           To re-approve Ryland’s Performance Award Program to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with Section 162(m) of the Internal Revenue Code results in the tax deductibility of related compensation expense.

6.           To consider a proposal from The Nathan Cummings Foundation (a stockholder) requesting stockholder approval of a request that the Board of Directors adopt quantitative goals for reducing greenhouse gas emissions from Ryland’s products and operations.

7.           To ratify the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

8.           To act upon other business properly brought before the meeting.

                Stockholders of record at the close of business on February 12, 2008 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

Timothy J. Geckle

Secretary

March 5, 2008

PROXY STATEMENT

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 23, 2008. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 5, 2008. Ryland’s Annual Report to Stockholders for the year ended December 31, 2007, including financial statements and accompanying notes, is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the management proposals and AGAINST the stockholder proposal set forth in this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

Approval of The Ryland Group, Inc. 2008 Equity Incentive Plan, Ryland’s Senior Executive Performance Plan, TRG Incentive Plan and Performance Award Program, The Nathan Cummings Foundation proposal, and ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2008, require the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ryland will utilize the services of Georgeson Shareholder Communications in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 12, 2008 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 42,237,765 shares of Common Stock outstanding as of the close of business on February 12, 2008. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

Please read this important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 23, 2008. This Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2007, are available at investor.shareholder.com/ryl/sec.cfm.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Directors listed below (eight in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the eight Directors named below.

Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

The Board is required under SEC and New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders. The Board has established Guidelines on Significant Corporate Governance Issues which require independent Directors to meet all elements of the New York Stock Exchange corporate governance standards. These Guidelines are available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon request. During 2007, Ryland purchased building materials and labor in a competitive bid process from Building Materials Holding Corporation (“BMHC”), a company in which Director Robert E. Mellor is the Chairman of the Board and Chief Executive Officer. The purchases represented approximately 2.5 percent of BMHC’s revenues. Based on the Board’s Guidelines and the New York Stock Exchange corporate governance standards, the Board, at its meeting held on February 27, 2008, has determined that all non-employee Directors except Mr. Mellor meet the definition of “independence.”

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. The stockholders’ notice shall set forth, as to

(a)          each person whom the stockholder proposes to nominate for election as a Director:

•                  name, age, business address and residence address of the person,

•                  the principal occupation or employment of the person,

•                  the number of shares of Ryland stock which are beneficially owned, if any, by the person, and

•                  any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor act or regulation; and

(b)         the stockholder giving the notice:

•                  the name and record address of the stockholder, and

•                  the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Name, Age and Year in which First Elected a Director	Principal Occupation for Five Prior Years and Other Information
R. Chad Dreier	Chairman of the Board of Directors, President and Chief Executive Officer of Ryland; and Director of
60 (1993)	Occidental Petroleum Corporation

Leslie M. Frécon	Chief Executive Officer and President of LFE Capital, LLC; and Director of Associated Packaging
54 (1998)	Technologies, Inc., M.A. Gedney Company, Inc., API Outsourcing, Inc. and Avant Holdings, Inc.

Roland A. Hernandez	Chairman of the Board of Directors and Chief Executive Officer of Telemundo Group, Inc. until
50 (2001)	2000; and Director of Wal-Mart Stores, Inc., Vail Resorts, Inc., MGM Mirage and Lehman Brothers
Holdings, Inc.

William L. Jews	President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006; and Director of
56 (1995)	Choice Hotels International, Inc. and Fortress International Group Inc.

Ned Mansour	President of Mattel, Inc. until 2000
59 (2000)

Robert E. Mellor	Chairman of the Board of Directors and Chief Executive Officer of Building Materials Holding
64 (1999)	Corporation; and Director of Coeur d’Alene Mines Corporation

Norman J. Metcalfe	Director of The Tejon Ranch Company (real estate development) and Building Materials Holding
65 (2000)	Corporation

Charlotte St. Martin	Executive Director of the Broadway League since July 2006; President and Chief Executive Officer of
62 (1996)	St. Martin Enterprises from 2005 to 2006; and Executive Vice President of Loews Hotels until 2005

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than five percent of the outstanding shares of Common Stock, as of February 14, 2008, are:

	Amount and Nature
Name and Address	of Beneficial Ownership	Percent of Class
LMM LLC	7,262,931(1)	17.2%
Legg Mason Capital Management, Inc.
100 Light Street
Baltimore, MD 21202

FMR LLC	6,312,600(2)	14.9%
82 Devonshire Street
Boston, MA 02109

Janus Capital Management LLC	4,789,221(3)	11.3%
Janus Worldwide Fund
151 Detroit Street
Denver, CO 80206

Morgan Stanley	3,011,418(4)	7.1%
1585 Broadway
New York, NY 10036

(1)          Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 14, 2008 jointly as a group, investment advisers LMM LLC (through the management of Legg Mason Opportunity Trust) and Legg Mason Capital Management, Inc. have reported that they have shared power to direct the vote and disposition of 3,800,000 shares and 3,462,931 shares of Ryland’s Common Stock, respectively.

(2)          Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2008, FMR LLC (“FMR”) has reported that it beneficially owns the number of shares indicated in the table above. FMR’s wholly-owned subsidiary, Fidelity Management and Research Company (“Fidelity”) beneficially owns 6,215,200 shares of Common Stock. The interest of one investment company, Growth & Income Fund, amounted to 3,700,000 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR, FMR and certain affiliated funds each has sole power to dispose of the shares owned by Fidelity, but none of these entities has sole voting power with respect to these shares (which power rests with the Boards of Trustees of various Fidelity funds). Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 95,900 shares of Common Stock in its role as investment manager. Mr. Johnson and FMR each has sole power to dispose, vote or direct the vote of the shares owned by PGATC. Fidelity International Limited, a related investment adviser, beneficially owns 1,500 shares of Common Stock.

(3)          Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2008, Janus Capital Management LLC has reported that it has sole power to direct the vote and disposition of all of the shares of Common Stock indicated above in its role as investment advisor to certain managed portfolios including Enhanced Investment Technologies LLC, Perkins, Wolf, McDonnell and Company, LLC, and Janus Worldwide Fund, which beneficially owns 3,386,820 shares of Common Stock.

(4)          Based on information contained in a Schedule 13G filed with the SEC on February 14, 2008, Morgan Stanley has reported that it has sole voting and dispositive power over all of the shares of Common Stock indicated above, which include 2,558,077 shares of Common Stock beneficially owned by its wholly-owned subsidiary, Morgan Stanley Capital Services Inc.

The following table sets forth, as of February 12, 2008, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
R. Chad Dreier	776,926
Daniel T. Bane	85,497
Leslie M. Frécon	108,269
Roland A. Hernandez	70,141
William L. Jews	107,640
Ned Mansour	97,351
Robert E. Mellor	158,083(2)
Norman J. Metcalfe	206,351
Charlotte St. Martin	68,807
Gordon A. Milne	198,400
Larry T. Nicholson	72,942
Daniel G. Schreiner	156,822
Keith E. Bass	21,264
Directors and executive officers as a group (20 persons)	2,813,877

(1)          With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than one percent of Ryland’s outstanding Common Stock. Mr. Dreier beneficially owns 1.8 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 6.7 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 12, 2008, as follows: Mr. Dreier, 320,000 shares; Mr. Bane, 80,000 shares; Ms. Frécon, 90,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 128,000 shares; Mr. Metcalfe, 140,000 shares; Ms. St. Martin, 60,000 shares; Mr. Bass, 20,000; Mr. Milne, 130,100 shares; Mr. Nicholson, 48,000 shares; Mr. Schreiner, 106,900 shares; and Directors and executive officers as a group, 1,833,178 shares.

Includes shares represented by restricted stock units as follows: Mr. Dreier, 120,000 shares; Mr. Milne, 21,000 shares; Mr. Nicholson, 14,000 shares; Mr. Schreiner, 11,000 shares; and Directors and executive officers as a group, 210,000 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 2,926 shares; Mr. Nicholson, 575 shares; and Directors and executive officers as a group, 18,243 shares.

Includes shares of Common Stock that have been allocated to the Directors’ deferred compensation plan accounts as follows: Mr. Bane, 3,000 shares; Ms. Frécon, 11,245 shares; Mr. Hernandez, 4,935 shares; Mr. Jews, 226 shares; Mr. Mansour, 11,351 shares; Mr. Mellor, 9,196 shares; and Mr. Metcalfe, 11,351 shares.

(2)          Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2007, the Board of Directors held five meetings. All incumbent Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2007. Directors are expected to attend the 2008 Annual Meeting of Stockholders and the entire Board was present at last year’s meeting. The Board of Directors of Ryland has Audit, Compensation, Finance and Nominating and Governance Committees. Each of the committees has adopted a charter, all of which are available either for viewing on Ryland’s Web site at www.ryland.com or upon request from the Corporate Secretary’s office by phone at 818-223-7500 or by writing to The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302.

The Audit Committee of the Board of Directors was composed of Directors Bane, Frécon, Hernandez and Mansour. The Audit Committee reviews Ryland’s financial statements and reports, the audit services provided by Ryland’s independent public accountants and the reports of Ryland’s internal auditors. During 2007, four meetings of the Audit Committee were held.

The Finance Committee of the Board of Directors was composed of Directors Bane, Frécon, Hernandez, Mellor and Metcalfe. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were two meetings of the Finance Committee during 2007.

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and Varello were the members of the Nominating and Governance Committee, which held three meetings during 2007. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience.

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Metcalfe, St. Martin and Varello served as Compensation Committee members during 2007. The Compensation Committee members do not have interlocking relationships with compensation committees of other companies. During 2007, the Compensation Committee held five meetings. For information regarding Ryland’s processes and procedures for evaluating and determining executive and Director compensation, please refer to the “Compensation Discussion and Analysis” and the section entitled “Compensation Governance” on page 9 of this Proxy Statement.

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management Directors. The Chairperson of the Nominating and Governance Committee, which is currently Mr. Jews, presides at these independent sessions.

The Board of Directors has adopted a Code of Ethics which is applicable to the Board of Directors, senior officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. Any waiver of the Code of Ethics for Directors or executive officers will be promptly disclosed to stockholders on Ryland’s Web site. The Board has also adopted a Policy for the Review of Transactions with Related Persons which governs all transactions with related parties, given the potential for real or perceived conflicts of interest. The Nominating and Governance Committee is responsible for implementing the policy, and reviews, approves or ratifies all transactions with related persons. The policy governs any transaction or series of transactions over $120,000 in which Ryland is or would be a participant, and in which any Director, executive officer or five percent stockholder of Ryland or members of their immediate families would have a direct or indirect material interest. The Code of Ethics and Policy for the Review of Transactions with Related Persons are available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon written request.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that Director Leslie M. Frécon, chairperson of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act. Director Roland A. Hernandez, a member of the Audit Committee, serves on the audit committee of four public corporations. The Board of Directors has determined that Mr. Hernandez’s simultaneous service on the audit committees of four public corporations will not impair his ability to serve effectively on Ryland’s Audit Committee.

The Board of Directors recently updated and approved the written charter for the Audit Committee at the February 2008 Board meeting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with Ryland’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal auditors and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2008. The Audit Committee determined that since Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, Ernst & Young LLP’s independence was maintained.

For the fiscal years ended December 31, 2007 and 2006, professional services were performed by Ernst & Young LLP.

Total fees paid to Ernst & Young LLP aggregated $1,252,700 and $1,355,500 for the fiscal years ended December 31, 2007 and 2006, respectively, and were composed of the following:

Audit Fees: The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2007 and 2006 were $1,142,500 and $1,205,500, respectively. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2007 and 2006 were $107,000 and $147,000, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and other financial accounting/reporting matters.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2007 and 2006 were $3,200 and $3,000, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

All Other Fees: No other fees were paid to Ernst & Young LLP in either fiscal year 2007 or fiscal year 2006.

The Audit Committee annually approves in advance each year’s engagement for audit services. The Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were pre-approved by the Audit Committee in fiscal year 2007.

Audit Committee of the Board of Directors

Leslie M. Frécon
Roland A. Hernandez
Ned Mansour

March 5, 2008

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below as required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. In reliance on the review and discussion referred to above, the Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Proxy Statement for Ryland’s Annual Meeting of Stockholders to be held on April 23, 2008.

Compensation Committee of the Board of Directors

William L. Jews
Norman J. Metcalfe
Charlotte St. Martin

March 5, 2008

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Annual and long-term compensation, equity awards and competitive benefits are the primary tools used by Ryland to attract, retain and motivate managers to deliver maximum performance in comparison to our competitors and enhance value to our stockholders. The quality and entrepreneurial culture fostered by Ryland in our management team helps assure the competitive edge we maintain in the marketplace. As a result, Ryland, through the leadership of the Compensation Committee of the Board of Directors, has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Additionally, we seek to maintain the continuity of our management team, and especially the continuity of our senior executive officers.

Compensation Governance

The Compensation Committee is composed of Messrs. Jews and Metcalfe and Ms. St. Martin, all of whom are considered “independent directors” under the New York Stock Exchange corporate governance standards and “outside directors” under Section 162(m) of the Internal Revenue Code (“Code”). This committee has substantial business expertise and experience in overseeing our compensation programs and linking them to the objectives of our business.

The Compensation Committee is responsible for determining and approving Ryland’s compensation plans and programs. The Compensation Committee sets the amount and form of compensation awarded and paid to Ryland’s executive officers, managers and key employees, including establishing and approving awards and distributions under Ryland’s compensation plans and programs. The committee is solely responsible for approving all compensation for the executive officers listed in the Summary Compensation Table, including that of Mr. Dreier, Ryland’s Chairman of the Board of Directors, President and Chief Executive Officer.

The Compensation Committee utilizes independent research provided by an external compensation consultant, the POE Group, and comparative compensation data for similarly situated business organizations and Ryland’s peer group of national publicly-held homebuilders in order to perform its function and benchmark Ryland’s compensation plans and programs. Benchmark compensation and benefit information for the Board of Directors, senior executives and managers is examined annually. A variety of external compensation sources and data are used, which includes industry specific and general compensation surveys and compensation information extracted from our competitors’ proxy statements. The national homebuilder peer group companies we specifically track include: Beazer Homes USA, Inc., Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M/I Homes Inc., M.D.C. Holdings, Inc., NVR, Inc., Pulte Homes, Inc., Standard Pacific Corp. and Toll Brothers, Inc. These companies were chosen for comparison due to their similarity to Ryland in marketplace and principal business, and because they are our competition in the hiring and retention of senior executives and managers.

Executive Compensation Philosophy

Ryland’s executive compensation philosophy, plans and programs are designed to support our overall business strategy, objectives and goals in order to maintain our position as a leader in the homebuilding industry and a leader in maximizing stockholder value. Our approach emphasizes short- and long-term performance-based compensation, which increases or decreases based upon our business results at the local and national level. For Mr. Dreier, approximately 57.2 percent of 2007 total compensation was performance-based and 42.8 percent was fixed. For the other named executive officers, approximately 46.2 percent of 2007 average total compensation was performance-based and 53.8 percent was fixed.

The Compensation Committee annually reviews Ryland’s performance-based compensation payments (consisting of annual bonus incentive payments and the TRG Incentive Plan awards) and compares the payments to annual pre-tax income. This ratio has declined during the previous years when Ryland was achieving record earnings performance, reflecting a favorable trend towards an increasingly efficient use of performance-based compensation. It also emphasizes maximizing profitability while maintaining a variable compensation program tracking this profitability in a responsible manner. For 2007, the significant decrease in annual bonus incentive payments (short-term performance compensation) matches the decline in profitability during 2007. This decline confirms that Ryland’s historical variable compensation program is governed primarily by Ryland’s profitability performance. The decrease in the TRG Incentive Plan awards for 2007 is reflective of the decline in Ryland’s return on equity in 2007. This long-term incentive program integrates this performance with the longer-term performance of Ryland.

We generally seek to maintain continuity in our compensation programs so that executives and managers are aware of the compensation plan targets and performance criteria and how our plans reward the achievement of and are governed by these targets and criteria. We modify our plans when comparative and competitive conditions dictate the need for a change. Our business strategy supports simple, straightforward compensation programs and plan designs. Our plans generally have performance measures that are easily communicated and understood by all participants, including our senior executive officers and managers. Our performance measures are directly tied to the performance of our business and financial results. These performance measures are discussed and detailed below.

Base Salary

Each year the Compensation Committee reviews salary recommendations for the executive officers. Base salary levels are generally targeted at or slightly below the average of our industry benchmarks. Base salary, which is a fixed element of total pay, is not emphasized in our total compensation program because of our performance-based compensation philosophy. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide modest, yet competitive, base pay levels in comparison with our homebuilding peer group. Previously, annual salary increases for managers and executives were set at approximately the same percentage level of increase as our general employee population. For 2007, the Compensation Committee initially decided not to increase the base salaries of Ryland’s executive officers and senior managers and froze these salaries at the amounts set for 2006. In July 2007, the Compensation Committee provided increases averaging 15.7 percent of base salary to certain executive officers, other than Mr. Dreier, to recognize their performance during a challenging period in the homebuilding industry and enhance the competitive level of their base salary to assist with the retention of these key employees. Pursuant to his Employment Agreement, Mr. Dreier’s base salary has not increased since 2002.

Annual Bonus Incentives

Annual bonus incentives for executives and managers are intended to reward participants for Ryland’s annual profitability. Utilizing this component of pay focuses participants on short-term annual earnings and profitability. Historically, annual bonus incentives for all participants were driven by pre-tax income earned at either the Corporate, Region, or Division level of Ryland. The level (Corporate, Region, or Division) applicable to participants is determined by their position and level of responsibility within the organization. For Corporate executives in 2008, the Compensation Committee added net cash provided by operating activities as a factor in determining annual bonus incentives and incorporated that factor into the Senior Executive Performance Plan being proposed to stockholders in this Proxy Statement.

Corporate executives, including the CEO, CFO and COO, had their annual bonus payment for 2007 determined by corporate pre-tax income. Based on his Employment Agreement, Mr. Dreier’s annual bonus payment is set at two percent of Ryland’s consolidated earnings before taxes adjusted to eliminate the effect of bonus compensation. The annual bonus payments of Ryland’s CFO, Mr. Milne, and COO, Mr. Nicholson, are set at 0.3 percent and 0.75 percent, respectively, of Ryland’s adjusted consolidated earnings before taxes. The bonus payments will increase or decrease from the previous year and are directly related to pre-tax income results for Ryland as a whole. For 2007, Messrs. Dreier and Milne did not receive an annual bonus payment due to the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007.

Because Mr. Nicholson was promoted in July 2007 from President of the Southeast Region to COO, to compensate him for the annual bonus payment he would have received as President of the Southeast Region and as a result of his transition, he received and will receive a minimum bonus of $500,000 for 2007 and 2008.

The historical measurement of two percent of Ryland’s adjusted consolidated earnings before taxes is the same measurement that has been used to calculate the annual bonus payment for Mr. Dreier since 2002. Calculating annual bonus incentive based upon a percent of pre-tax income is a common measurement used in the homebuilding industry. Two percent of adjusted pre-tax income is within the range of measures used to determine the amount of annual bonus incentive payments for CEOs in the homebuilding industry.

Mr. Schreiner, President of Ryland Mortgage Company, received an annual bonus incentive payment of 3.0 percent of the adjusted consolidated pre-tax income of Ryland Mortgage Company for 2007. Mr. Bass, who was promoted from Orlando Division President to his position as President of the Southeast Region in July 2007, is eligible for an annual bonus incentive payment of 1.5 percent of the Southeast Region’s adjusted consolidated pre-tax income. For the 2007 transition year, he received the higher of the Region bonus or his bonus as Orlando Division President (three percent of the Division’s adjusted consolidated pre-tax income), and the Division bonus was determined to be greater.

Long-Term Incentives

Ryland uses two long-term incentive compensation vehicles for its executive compensation program. We employ a long-term compensation component to balance the short-term payment of compensation to management. These long-term incentive compensation programs also encourage the retention and stability of Ryland’s team of executive officers and senior managers.

The first long-term incentive compensation program consists of equity grants of stock options and restricted stock units. Equity incentive awards align executives and managers directly with stockholder interests. Ryland’s second long-term incentive compensation program for executive officers and senior managers is a long-term cash payment plan, referred to as the TRG Incentive Plan. The TRG Incentive Plan rewards participants based upon a comparison of Ryland’s three-year average return on equity in relation to other companies within the Fortune 500 and Ryland’s homebuilding industry peer group. A three-year average return on equity measure of performance is used for TRG Incentive Plan awards so that all participants have a common goal based upon the long-term performance of Ryland overall. Retention of executive talent is accomplished by three-year vesting requirements for both the equity incentive plan and TRG Incentive Plan.

Equity Incentive Plan

Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. Over the years, we have used both stock options and restricted stock units to compensate executives and to link the interests of Ryland’s management to its stockholders. However, there are practical limitations as a result of measurement standards recommended by stockholder advocacy groups on the amount of equity plan-based incentive awards which they will recommend for approval by institutional stockholders. The amount of equity-based awards that stockholder advocacy groups will recommend for approval by stockholders is, among other things, based on factors unrelated to Ryland and its long-term performance and its performance related to its homebuilding peers. These factors require us to use less equity-based incentive awards as a component of Ryland’s executive and management compensation program than would otherwise be recommended in a comparative compensation analysis.

We historically viewed stock options as a cost-effective method for providing equity-based long-term incentive compensation for senior executives. Since 2001, we have periodically used restricted stock units for senior executives in our long-term equity incentive award program because restricted stock units deliver greater compensation per share. The greater value derived through restricted stock units has allowed us to utilize fewer shares in providing awards pursuant to our equity incentive plan.

Equity awards in the form of restricted stock units are provided to Mr. Dreier pursuant to his Employment Agreement and are subject to the terms and conditions of Ryland’s equity incentive plan. As of December 31, 2007, the outstanding grant of 120,000 restricted stock units under Mr. Dreier’s Employment Agreement is subject to annual vesting in three equal installments, one-third of the total grant each year, beginning on March 1, 2008. However, pursuant to the terms and conditions of his Employment Agreement, the vesting of these restricted stock unit grants is conditioned on the achievement of a target return on equity by Ryland as discussed further in the section entitled “Restricted Stock Unit Grants” under “Discussion of Compensation Agreements and Plans” on page 23 of this Proxy Statement. Because Ryland did not achieve the targeted return on equity during the fiscal year ended December 31, 2007, Mr. Dreier did not vest in the initial one-third installment of 40,000 restricted stock units on March 1, 2008 and this vesting of the restricted stock unit award was forfeited by Mr. Dreier.

If the target return on equity is achieved and vesting occurs, Mr. Dreier’s restricted stock unit award includes an amount equal to the federal and state income and Medicare taxes that are payable in connection with the vesting and receipt of the shares of Common Stock associated with the award. Based on comparative compensation information and data, the target equity compensation level appropriate for a comparable chief executive officer like Mr. Dreier could not be met with the available shares reserved for awards pursuant to Ryland’s Equity Incentive Plan. Therefore, Ryland provides the payment of taxes due upon receipt and vesting of the award in lieu of awarding additional restricted stock units, the value of which could be used for the payment of the taxes.

During 2007, equity compensation was provided to each of the senior executive officers, except Mr. Dreier, through the award on May 1, 2007 of stock options. On July 1, 2007, Messrs. Nicholson and Bass received an award of stock options in connection with their promotions. These stock option awards have a five-year term and vest over a three-year period. The exercise prices for these stock option awards granted on May 1, 2007 and July 1, 2007 was $44.65 and $37.37, respectively, which was the closing market price of Ryland’s Common Stock on the grant date of the awards. Previously, senior executive officers, including Messrs. Milne, Nicholson and Schreiner, received restricted stock unit grants in lieu of stock options because of the limited availability of equity compensation awards under Ryland’s equity incentive plan. Restricted stock unit awards granted in 2006 to senior executive officers met the required return on equity target for fiscal year 2006 and vest over three years, one-third of the total grant each year, beginning on May 1, 2007. There is no tax-related payment accompanying the restricted stock unit grants for these senior executive officers.

Each year the Compensation Committee reviews and approves proposed grants of awards for all equity incentive plan participants. For 2007, this meeting occurred in connection with the February Board of Directors meeting. The exercise price for all stock option awards is the closing price of Ryland’s Common Stock on the date the stock option award is granted to the optionee. In 2007, the Compensation Committee set May 1 as the grant date for all equity awards which is a date that is within two weeks of the announcement of Ryland’s first quarter 2007 results. Further, the equity incentive award grant date of May 1 created a distance in time between the date of receipt of the equity incentive awards and the payment date of the TRG Incentive Plan award.

In 2008, the Compensation Committee is planning to grant restricted stock units to senior executive officers, including the named executive officers in the Summary Compensation Table. These restricted stock unit awards are subject to the achievement of a performance factor that is based on net cash provided by operating activities and this performance factor was incorporated into the 2008 Equity Incentive Plan and the Performance Award Program being proposed to stockholders in this Proxy Statement.

TRG Incentive Plan

The TRG Incentive Plan provides cash awards based on a comparison of Ryland’s three-year return on equity to companies within the Fortune 500 as well as to large public homebuilders like Ryland. This plan complements Ryland’s long-term equity-based plan by offering compensation that is measured by the relationship of profitability to the stockholders’ equity of Ryland.

All participants in the plan are rewarded according to the same determinative reward criteria established by the Compensation Committee, which is based on the comparative return on equity performance for Ryland as a whole. This is important when considering that the short-term annual bonus incentive plan measures payouts based on either Corporate, Region, or Division profitability or Corporate cash flow. Retention of participants in the TRG Incentive Plan is accomplished by having payments vest ratably over a three-year period. All participants are at risk of forfeiting some or all of their potential award payout if they leave Ryland during the three-year vesting period. The delayed vesting of these payments is intended to enhance the retention of the executive officers and senior managers of Ryland.

The TRG Incentive Plan has a minimum payout threshold that must be achieved before any awards are given to participants. This minimum payout threshold is based on the achievement of 75 percent of the return on equity target established by the Compensation Committee. The plan also has a maximum award payment set at 300 percent of target performance. The return on equity target compares Ryland’s three-year average return on equity against the three-year average of two different external metrics. The first external comparison metric, which accounts for half of the potential award, compares Ryland’s three-year average return on equity to the median return on equity of the Fortune 500 over a three-year period. This provides a comparison to the broader business community. The second external comparison metric, which accounts for the remainder of the potential award, compares Ryland’s three-year average return on equity to the average return on equity of 10 comparable public homebuilding companies over a three-year period. The comparison companies (Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings, Inc., Pulte Homes, Inc., Standard Pacific Corp. and Toll Brothers, Inc.) were selected for their similarity to Ryland in size and principal business, as well as the availability of pertinent annual financial results.

Target awards are based on a percentage of base salary. Mr. Dreier has an award target of 150 percent of base salary. The other named executives have award targets ranging from 80 percent to 110 percent of base salary.

Retirement

Ryland provides plans to meet the retirement needs of its executives. Retirement plans are an important part of our program design because we seek to provide executives with the ability to plan for their future while keeping them focused on the present success of Ryland.

All employees and officers may participate in Ryland’s Retirement Savings Opportunity Plan (“RSOP”). This plan is a 401(k) qualified retirement savings plan. Participants may contribute one percent to 50 percent of their salary and bonus. These contributions can then be directed into a variety of investments under the plan. Ryland provides matching contributions to the RSOP for 100 percent of a participant’s contributions up to six percent of a participant’s eligible compensation. Certain participants can be adversely affected by statutory limitations inherent in qualified plans because the IRS places limits on maximum annual deferrals, which for Ryland’s plan, equaled $13,500 for these participants in 2007. As a result, these participants cannot fully participate in this retirement savings plan and receive the full amount of the available matching contribution by Ryland under this plan.

The Executive and Director Deferred Compensation Plan (“EDDCP”) is a nonqualified deferred compensation plan that allowed participants to defer the receipt of additional income and receive the additional matching contributions by Ryland restricted by the RSOP. In January 2005, Ryland adopted the Executive and Director Deferred Compensation Plan II (“EDDCP II”) in order to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or other authoritative guidance issued thereunder. As a result, all participant and Ryland matching contributions to Ryland’s nonqualified deferred compensation plan for compensation earned after December 31, 2004, were made to and governed by the EDDCP II. Prior contributions to the EDDCP were “grandfathered” and continue to be governed by the terms and conditions of the EDDCP. Funds contributed to the EDDCP and EDDCP II are directed by participants into a variety of investment funds available under these plans. Matching contributions by Ryland to the RSOP, EDDCP and EDDCP II vest one-third at the end of each of the participant’s first three years of service.

Certain of Ryland’s executive officers, except Mr. Dreier, are provided with a supplemental executive retirement plan to supplement the executives’ retirement planning under the RSOP, EDDCP and EDDCP II. This plan provides participants with the opportunity to receive either a payment of $150,000 annually for 15 years or a lump sum payment equal to the present value of these payments using an eight percent discount rate, at the participant’s option, within 60 days of January 1 following the participant’s 60th birthday. This benefit was granted in 2003 to certain executive officers of Ryland including Messrs. Milne and Schreiner. Mr. Nicholson began his participation as an executive officer in 2004. Participants vest in this benefit ratably in 20 percent increments over a five-year period of participation in the plan.

Mr. Dreier participates in a separate supplemental executive retirement plan. Mr. Dreier’s aggregate supplemental retirement benefit provides the opportunity for a retirement benefit of either up to $3.84 million per year for 15 years or a lump sum payment equal to the present value equivalent of such benefit using an eight percent discount rate, at his option. The supplemental retirement benefit vests ratably over eight years with the first year vesting on December 30, 2003, which means that for every year Mr. Dreier remains with Ryland through December 30, 2010, he vests in a retirement benefit of $480,000 per year for 15 years or its lump sum equivalent. Mr. Dreier is currently vested in a retirement benefit of $2.4 million per year for 15 years or a lump sum payment equal to the present value equivalent of such benefit using an eight percent discount rate.

Policy Regarding Extraordinary Retirement Benefits for Senior Executives

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not, without seeking stockholder approval, agree with any Senior Executive:

•                  To provide, under any one or more defined benefit Retirement Plans of the Company, an annual benefit that will exceed one hundred percent (100%) of the Senior Executive’s Final Average Salary; or

•                  To grant service credit or vesting credit (or accelerate vesting) under any defined benefit Retirement Plan for any period of time that the Senior Executive was not actually employed by the Company or any subsidiary or affiliate of the Company for purposes of determining the Senior Executive’s retirement benefits.

For purposes of this Policy, the following terms shall have the following meanings:

“Final Average Salary” means the average of the highest five calendar years’ salaries of the Senior Executive.

“Retirement Plan” means any pension benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, of the Company, regardless of whether such plan is a tax-qualified plan or a nonqualified plan.

“Senior Executive” means a person who is an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

In the event that the Board or Compensation Committee determines that the circumstances of a future agreement with a Senior Executive warrant extraordinary retirement benefits, service or vesting credits, or vesting acceleration in excess of that which is permitted under this Policy (the “Limits”), and the Board determines that it is impractical to submit the matter to a stockholder vote in a timely fashion, then in such event the Board may elect to seek stockholder approval after the parties have mutually agreed to the material terms of the relevant future agreement, provided that the payment of any retirement benefits in excess of the Limits under such agreement is conditioned on subsequent stockholder ratification. The Board may amend or terminate this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web site.

Personal Health and Services Allowance

Executive officers and senior managers are entitled to a Personal Health and Services Allowance (PHSA) provided as a percent of their base salary. The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive an annual medical examination and to have a professional review of their personal finances and tax preparation. This program also communicates Ryland’s interest and concern for the well being of its management, in keeping with the overall goals and philosophy of Ryland’s executive compensation and benefit program. Participants are provided specific medical examination requirements and must maintain proof of their annual medical examination and tax return preparation. Beyond these two requirements, participants may use the PHSA based on their individual needs.

Mr. Dreier is provided eight percent of his base salary annually as a PHSA, and other executive officers, including the named executive officers, are provided seven percent of their base salary annually as a PHSA.

Change of Control Provisions

Mr. Dreier’s Employment Agreement and Senior Executive Severance Agreements for executive officers other than Mr. Dreier have change of control provisions that are intended to align management with stockholders’ interests by enhancing top management stability in the event of a merger or acquisition. Mr. Dreier is entitled to certain payments and benefits upon a “change of control” of Ryland. The payments and benefits for the other executive officers become payable upon the termination of their employment by Ryland without “cause” or by the officer with “good reason” in accordance with the terms of the agreement, provided that either of these events occurs within a “change of control period.” The “change of control period” begins on the date Ryland becomes aware of or enters into discussions that could involve a change of control and ends on the earlier of two years after the date of a change of control or on the date on which a proposed change of control is no longer discussed or proposed to occur.

The Compensation Committee determined that the benefits payable to Mr. Dreier are effective and payable as of the date of a “change of control” of Ryland. The Compensation Committee concluded that a “single trigger” for Mr. Dreier was appropriate because of his position as Chief Executive Officer of Ryland and the likelihood that a change of control would materially alter his position at Ryland. A further discussion of the terms of the change of control provisions and the benefits that they provide to the officers is set forth in the section entitled “Potential Payments Upon Termination or Change of Control” on pages 29 to 33 of this Proxy Statement.

Policy Regarding Stockholder Approval of Severance Agreements

In response to a second proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Company’s stockholders.

For purposes of this Policy, the following terms shall have the following meanings:

“Annual Compensation” means the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Senior Executive and all amounts credited to the Senior Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates during a calendar year. In the event the Senior Executive has not been employed by the Company for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plan in which the Senior Executive participates.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement), and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment for any reason other than death. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made, or special benefits or perquisites provided, following and as a result of the termination of such Senior Executive’s employment.

Notwithstanding the foregoing, the term “Benefits” does not include:

(a)          the value of any accelerated vesting of any then-outstanding equity-based award;

(b)         the value of any accelerated vesting of any then-outstanding cash-based incentive award;

(c)          compensation and benefits earned, accrued or otherwise provided, including, without limitation, vacation pay, pro-rata bonuses, and deferred compensation accounts, for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment);

(d)         payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Sections 409A or 4999 of the Internal Revenue Code (the “Code”), as amended from time to time;

(e)          any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives or which are provided consistent with the Company’s Policy Regarding Extraordinary Retirement Benefits for Senior Executives;

(f)            payments, including tax gross-ups, made with respect to relocation assistance and outplacement services; and

(g)         payments and other benefits that also would become payable or are otherwise provided on account of the Senior Executive’s disability or death.

“Future Severance Agreement” means an employment agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Company (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Company (or one of its subsidiaries), in either case, entered into on or after the Effective Date (as defined herein) of this Policy, and includes any material modification to increase the formula for determining severance Benefits under any existing agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the Senior Executive’s highest Annual Compensation for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of the preceding sentence, the amount of annual bonus and all amounts credited to the Senior Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

This Policy shall not cover (i) any agreement for future services to be rendered to the Company in a capacity other than as an employee (e.g., consulting or director agreements), or (ii) any agreement to refrain from certain conduct (e.g., covenants not to compete).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Due to timing constraints or other reasons, the Board may determine that it would be in the best interests of the Company to enter into a Future Severance Agreement with a Senior Executive that exceeds the Severance Benefits Limitation. In this situation, the Board may elect to seek stockholder approval after the material terms of such an agreement have been agreed upon, provided that the payment of any Benefits in excess of the foregoing limits is contingent upon subsequent stockholder ratification. The Board may amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web site.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. Ryland’s stockholders previously approved the Senior Executive Performance Plan, the TRG Incentive Plan, as amended, and a Performance Award Program under the Equity Incentive Plan to comply with the requirements of Section 162(m) of the Code. The plans are being re-submitted as part of this Proxy Statement to maintain compliance with these requirements and the tax deductibility of Ryland’s related compensation expense. Compliance with Section 162(m) of the Internal Revenue Code results in the tax deductibility of related compensation expense.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation		Change in Pension Value (8)	All Other Compensation (9)	Total
R. Chad Dreier — Chairman of the Board	2007	$1,000,000	$1,979,640	—	$0	(4)	$4,086,509	$5,029,448	$14,256,770
of Directors, President and Chief Executive					$2,161,173	(5)
Officer of The Ryland Group, Inc.	2006	$1,000,000	$5,141,800	—	$11,795,846	(6)	$3,568,553	$7,002,661	$31,439,986
					$2,931,126	(7)

Gordon A. Milne — Executive Vice	2007	$538,462	$410,536	$149,303	$0	(4)	$249,363	$213,045	$2,416,188
President and Chief Financial Officer of					$855,479	(5)
The Ryland Group, Inc.	2006	$500,000	$581,662	$214,779	$1,769,377	(6)	$220,304	$247,170	$4,607,282
					$1,073,990	(7)

Larry T. Nicholson — Executive Vice	2007	$441,635	$273,681	$232,698	$500,000	(4)	$168,069	$1,679,612	$3,981,875
President and Chief Operating Officer of					$686,180	(5)
The Ryland Group, Inc.	2006	$295,000	$387,764	$50,115	$3,205,815	(6)	$147,987	$216,086	$4,877,806
					$575,039	(7)

Daniel G. Schreiner — Senior Vice President	2007	$300,000	$215,033	$89,195	$1,302,717	(4)	$166,161	$180,469	$2,642,469
of The Ryland Group, Inc.; President of					$388,894	(5)
Ryland Mortgage Company	2006	$300,000	$304,669	$107,389	$2,039,554	(6)	$146,798	$189,536	$3,615,211
					$527,265	(7)

Keith E. Bass — Senior Vice President	2007	$231,058	—	$254,986	$765,930	(4)	—	$603,343	$2,108,838
of The Ryland Group, Inc.; President of					$253,521	(5)
the Southeast Region of Ryland Homes (1)

(1)          Mr. Bass was promoted to the position of Senior Vice President of The Ryland Group, Inc. and President of the Southeast Region of Ryland Homes on July 1, 2007.

(2)          Mr. Dreier received a restricted stock unit grant according to his Employment Agreement pursuant to which 94,000 restricted stock units vested on each of March 1, 2006 and 2007. Pursuant to FAS 123(R), a pro rata portion of compensation expense related to each vesting tranche of these restricted stock units was recognized in 2006, and the remaining pro rata compensation expense for the tranche vesting in 2007 was recognized in 2007. On May 1 of 2005 and 2006, Messrs. Milne, Nicholson and Schreiner received a grant of restricted stock units that vest ratably on each May 1 of the three years following the grant date. The portions which vested on May 1, 2006 for the executive officers are as follows: Mr. Milne, 7,000; Mr. Nicholson, 4,667; and Mr. Schreiner, 3,667; the portions which vested on May 1, 2007 for the executive officers are as follows: Mr. Milne, 14,000; Mr. Nicholson, 9,333; and Mr. Schreiner, 7,333; and the portions vesting on May 1, 2008 for the executive officers are as follows: Mr. Milne, 14,000; Mr. Nicholson, 9,333; and Mr. Schreiner, 7,333. Pursuant to FAS 123(R), a pro rata portion of compensation expense related to the 2006 and 2007 vesting tranches of these restricted stock units was recognized in 2006; and a pro rata portion of compensation expense related to the 2007 and 2008 vesting tranches was recognized in 2007.

(3)          Messrs. Milne, Nicholson, Schreiner and Bass received grants of stock options in 2004 which vested one-third per year over a three-year period with the remaining installment of unexercisable options vesting on February 25, 2007. They also received grants of stock options on May 1, 2007 which vest one-third per year over a three-year period. In connection with their promotions, Messrs. Nicholson and Bass received grants of stock options on July 1, 2007 which vest one-third per year over a three-year period. Mr. Bass received stock option grants on each May 1 of 2005 and 2006 which vest one-third per year over a three-year period. Details regarding the outstanding stock options can be found in the section entitled “Outstanding Equity Awards at December 31, 2007” on page 24 of this Proxy Statement. The compensation expense recognized for the stock option grants was based upon the grant-date fair value, which was determined using the Black-Scholes-Merton option pricing formula pursuant to FAS 123(R). Further information regarding their valuation can be found in footnote I to the financial statements in Ryland’s Annual Report on Form 10-K for the year ended December 31, 2007.

(4)          Messrs. Dreier and Milne did not earn an annual bonus incentive payment for 2007 due to the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007. For Messrs. Nicholson, Schreiner and Bass, this amount represents the annual bonus incentive payment earned in 2007 and paid out in January 2008. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” under “Compensation Discussion and Analysis” beginning on page 10 of this Proxy Statement.

(5)          This amount consists of the 2007 award determined according to the performance goals set pursuant to the TRG Incentive Plan as described in the section “TRG Incentive Plan” under “Compensation Discussion and Analysis” beginning on page 12 of this Proxy Statement. The first third of the 2007 award was paid out in February 2008 and the remaining two-thirds are expected to be paid out pro rata in February of 2009 and 2010 if the executives are employed by Ryland on January 1st of 2009 and 2010, respectively. This compensation also includes interest of 8.75 percent earned in 2007 on 2005 and 2006 TRG Incentive Plan awards that had not yet vested.

(6)          This amount represents the annual bonus incentives which were earned for 2006 and paid out in January 2007.

(7)          This amount consists of the 2006 award determined according to the performance goals set pursuant to the TRG Incentive Plan as described in the section “TRG Incentive Plan” under “Compensation Discussion and Analysis” beginning on page 12 of this Proxy Statement. The first third of the 2006 award was paid out in February 2007 and the remaining two-thirds are expected to be paid out pro rata in February of 2008 and 2009 if the executives are employed by Ryland on January 1st of 2008 and 2009, respectively. This compensation also includes interest of 10.1 percent earned in 2006 on 2004 and 2005 TRG Incentive Plan awards that had not yet vested.

(8)          The Change in Pension Value column consists of the aggregate change in the actuarial present value of the executive officers’ accumulated benefit under their supplemental executive retirement plans. Further information about Ryland’s supplemental executive retirement plans is contained in the section entitled “Retirement” under “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement.

(9)          All Other Compensation includes the following components:

(a)          Tax assistance related to the receipt of stock upon the vesting of a restricted stock unit grant: Mr. Dreier, 2007 - $4,007,454 and 2006 - $5,752,050;

(b)         Mr. Dreier’s life insurance plan premium payment: 2007 - $26,428, 2006 - $26,428, and related tax assistance: 2007 - $23,202, 2006 - $23,202;

(c)          Value of term life insurance received under Ryland’s basic and executive life insurance plans: Mr. Dreier, 2007 - $20,544, 2006 - $17,022; Mr. Milne, 2007 - $12,372, 2006 - $8,097; Mr. Nicholson, 2007 - $6,762, 2006 - $3,595; Mr. Schreiner, 2007 - $3,627, 2006 - $3,492; and Mr. Bass, 2007 - $3,072;

(d)         Tax assistance for value of term life insurance received under Ryland’s executive life insurance plan: Mr. Dreier, 2007 - $11,431, 2006 - $10,641; Mr. Milne, 2007 - $6,558, 2006 - $4,807; Mr. Nicholson, 2007 - $3,635, 2006 - $1,081; Mr. Schreiner, 2007 - $1,683, 2006 - $1,564; and Mr. Bass, 2007 - $599;

(e)          Reimbursement and tax assistance for executive health and fitness costs: Mr. Dreier, 2007 and 2006 - $3,564; Mr. Milne, 2007 and 2006 - $1,017; and Mr. Nicholson, 2007 - $540, 2006 - $3,510;

(f)            Aircraft usage: Mr. Dreier received 2007 - $15,600, 2006 - $37,269, and related tax assistance in the amount of 2007 - $13,696, 2006 - $32,720, primarily for spousal and family travel to Ryland corporate-related functions. Ryland did not incur any incremental cost to have Mr. Dreier’s spouse and family accompany him on trips to corporate-related functions;

(g)         Executive medical reimbursement plan for expenses not covered by Ryland’s health insurance plan: Mr. Dreier, 2007 - $9,136, 2006 - $12,834; Mr. Milne, 2007 - $5,486, 2006 - $11,209; Mr. Nicholson, 2007 - $6,769, 2006 - $6,574; Mr. Schreiner, 2007 - $3,144, 2006 - $2,561; and Mr. Bass, 2007 - $6,511;

(h)         Personal Health and Services Allowance: Mr. Dreier, 2007 - $80,000, 2006 - $80,000; Mr. Milne, 2007 - $38,500, 2006 - $35,000; Mr. Nicholson, 2007 - $31,325, 2006 -$20,650; Mr. Schreiner, 2007 - $21,000, 2006 - $21,000; and Mr. Bass, 2007 - $15,300;

(i)             Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan II: Mr. Dreier, 2007 - $767,751, 2006 - $959,872; Mr. Milne, 2007 - $138,470, 2006 - $164,981; Mr. Nicholson, 2007 - $218,847, 2006 - $158,061; Mr. Schreiner, 2007 - $140,373, 2006 - $138,858; and Mr. Bass, 2007 - $173,829;

(j)             Reimbursement for relocation expenses in 2007: Mr. Nicholson, $746,082; and Mr. Bass, $250,000; and tax assistance related to reimbursements: Mr. Nicholson, $655,011; and Mr. Bass, $143,391;

(k)          For 2006, each executive officer received a discretionary cash award approved by the Compensation Committee in the amount of $10,000; and

(l)             Charitable contribution: For 2006 and 2007, each named executive officer was given the opportunity to designate where Ryland made a $10,000 contribution to a qualified charity on his behalf. Additionally, consistent with charitable contributions made by Ryland on behalf of Directors, Mr. Dreier received the opportunity in 2006 and 2007 to designate where Ryland made a $25,000 contribution to a qualified charity as a member of the Board of Directors. For 2007, Mr. Dreier and his wife also received the opportunity in connection with Ryland’s management conference to designate where Ryland made a $15,000 contribution to a qualified charity.

GRANTS OF PLAN-BASED AWARDS IN 2007

			Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under	Exercise Price of	Grant Date Value
		Approval	Awards (TRG Incentive Plan) (1)			Equity Incentive	Option	of Option
Name	Grant Date	Date	Threshold	Target	Maximum	Plan Awards	Awards (4)	Awards (5)
R. Chad Dreier	2/27/07	2/27/07	$1,125,000	$1,500,000	$4,500,000	—	—	—

Gordon A. Milne	2/27/07	2/27/07	$445,952	$594,603	$1,783,809	—	—	—
	5/1/07	2/27/07	—	—	—	40,000(2)	$44.65	$520,000

Larry T. Nicholson	2/27/07	2/27/07	$359,250	$479,000	$1,437,000	—	—	—
	5/1/07	2/27/07	—	—	—	30,000(2)	$44.65	$390,000
	7/1/07	6/5/07	—	—	—	75,000(3)	$37.37	$819,750

Daniel G. Schreiner	2/27/07	2/27/07	$202,500	$270,000	$810,000	—	—	—
	5/1/07	2/27/07	—	—	—	25,000(2)	$44.65	$325,000

Keith E. Bass	2/27/07	2/27/07	$132,433	$176,577	$529,731	—	—	—
	5/1/07	2/27/07	—	—	—	14,000(2)	$44.65	$182,000
	7/1/07	6/5/07	—	—	—	20,000(3)	$37.37	$218,600

(1)          The Compensation Committee met on February 27, 2007 and approved performance goals based on Ryland’s three-year average return on equity for the grant of awards for 2007 pursuant to the TRG Incentive Plan which is discussed in the “Compensation Discussion and Analysis” under the section entitled “TRG Incentive Plan” beginning on page 12 of this Proxy Statement. Ryland’s three-year average return on equity for the three years of 2005, 2006 and 2007 was 15.5 percent which is 142 percent of the TRG Incentive Plan target. As a result, the named executive officers received the following awards for 2007: Mr. Dreier, $2,130,000; Mr. Milne, $844,336; Mr. Nicholson, $680,180; Mr. Schreiner, $383,400; and Mr. Bass, $250,739. The first third of the 2007 awards was paid out in February 2008 and the remaining two-thirds are expected to be paid out pro rata in February of 2009 and 2010 if the executives continue to be employed by Ryland on January 1st of 2009 and 2010, respectively. In addition to the award grant, interest on amounts earned but not yet vested can be credited to the executive officer’s award at a rate established by the Compensation Committee that is reasonable under Section 162(m) of the Code.

(2)          These stock option awards, granted on May 1, 2007, have a five-year term and vest in one-third increments on each of May 1, 2008, 2009 and 2010 if the executive officer is employed by Ryland on those dates.

(3)          In connection with their promotions, Messrs. Nicholson and Bass were granted a stock option award on July 1, 2007. These stock option awards have a five-year term and vest in one-third increments on each of July 1, 2008, 2009 and 2010 if they are employed by Ryland on those dates.

(4)          The exercise price for these stock option awards was the closing market price of Ryland’s Common Stock on the grant date.

(5)          The grant date value of the stock option awards was determined using the Black-Scholes-Merton option pricing formula pursuant to FAS 123(R).

DISCUSSION OF COMPENSATION AGREEMENTS AND PLANS

Mr. Dreier’s Employment Agreement

On April 20, 2005, Ryland entered into an Amended and Restated Employment Agreement with Mr. Dreier for a period extending until December 30, 2010. The Employment Agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement’s term. Under the Employment Agreement, Mr. Dreier receives a base salary of $1,000,000 per year and is eligible for an annual cash bonus equal to two percent of Ryland’s consolidated pre-tax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and non-recurring or unusual expenses or charges. In addition, Mr. Dreier is entitled to participate in the TRG Incentive Plan with a target performance award equal to 150 percent of his base salary. Pursuant to the Employment Agreement, Mr. Dreier received an award of restricted stock units, subject to performance criteria related to Ryland’s return on equity as established pursuant to the Performance Award Program under Ryland’s Equity Incentive Plan. The performance criteria for 40,000 restricted stock units that would have vested on March 1, 2008 was not met and the award was forfeited. The remaining outstanding grant of 80,000 restricted stock units will vest one-half each on March 1 of 2009 and 2010 if the related performance criteria are met and if Mr. Dreier continues to be employed by Ryland on each of those dates. The award of restricted stock units includes payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units, and of dividend equivalent payments with respect to the unvested restricted stock units as of each dividend payment date.

A discussion of the payments and benefits received by Mr. Dreier pursuant to his Employment Agreement in the event of a termination of employment or “change of control” of Ryland is set forth in the section entitled “Potential Payments upon Termination or Change of Control” on pages 29 through 33 of this Proxy Statement.

The Employment Agreement provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan (“SERP”) entered into and effective as of July 1, 2002. These payments occur within 60 days of Mr. Dreier’s retirement from employment with Ryland (“SERP Benefit”). The SERP Benefit is fully vested and will be paid at the election of Mr. Dreier as either an annual payment of $2,400,000 for a period of 15 years or a lump sum payment in the amount of the present value equivalent of the total SERP Benefit calculated using an eight percent discount rate. At the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an executive retirement health insurance program for a period of 15 years which shall provide the same continued coverage and benefits as Ryland’s executive health insurance program in which Mr. Dreier participated prior to his retirement or termination of employment with Ryland.

Additionally, the Employment Agreement provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan II (“SERP II”) entered into and effective as of January 1, 2005. These payments occur on the earlier of the date of a “change of control” or six months after the date of Mr. Dreier’s retirement (“SERP II Benefit”). The SERP II Benefit vests one-third per year on each December 30 of 2008, 2009 and 2010 if Mr. Dreier continues to be employed by Ryland on each of those dates, respectively, unless vesting is accelerated as a result of a “change of control” or termination of employment without “cause.” At the election of Mr. Dreier, the SERP II Benefit is paid as either an annual payment of $1,440,000 for a period of 15 years or a lump sum payment in the amount of the present value equivalent of all benefits to be provided by the SERP II Benefit calculated using an eight percent discount rate.

As of December 31, 2007, Ryland has deposited $17,359,955 into a grantor “rabbi” trust (“SERP Trust”) to fund benefits to be provided by Mr. Dreier’s SERP and SERP II. Ryland is depositing $3,471,991 per year into the SERP Trust to fund the benefits payable in connection with the SERP and SERP II. Before the date of a “change of control,” Ryland will deposit into the SERP Trust an amount equal to the present value equivalent of all benefits to be provided by the SERP and SERP II calculated using an eight percent discount rate.

Annual Bonuses for Executive Officers

Mr. Milne’s annual bonus for 2006 and 2007 was determined based upon 0.3 percent of Ryland’s consolidated pre-tax income, subject to the same adjustments listed above for Mr. Dreier. Because of the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007, Mr. Milne did not earn an annual bonus for 2007. The 2006 annual bonus for Mr. Nicholson was determined based upon 1.5 percent of the adjusted consolidated pre-tax income for the Southeast Region of Ryland Homes given that he was President of this Region. As a result of his promotion in July 2007, Mr. Nicholson’s annual bonus for 2007 was based upon the greater of 0.75 percent of Ryland’s consolidated pre-tax income, subject to the same adjustments listed for Mr. Dreier, or a $500,000 minimum bonus amount to compensate him for his transition. Mr. Schreiner’s annual bonus for 2006 and 2007 was based on 3.0 percent of the consolidated pre-tax income for Ryland Mortgage Company, subject to the same adjustments listed for Mr. Dreier. Mr. Bass, who was promoted from Orlando Division President to Southeast Region President of Ryland Homes in July 2007, received an annual bonus payment in 2007 based upon the greater of 1.5 percent of the Southeast Region’s adjusted consolidated pre-tax income or 3.0 percent of the Orlando Division’s adjusted consolidated pre-tax income. The Division bonus amount was determined to be greater.

TRG Incentive Plan

Each of the named executive officers is entitled to participate in the TRG Incentive Plan. At its February 2007 meeting, the Compensation Committee approved performance goals for the grant of awards for 2007. Awards under the TRG Incentive Plan are expressed as a percentage of the participant’s base salary. Target awards are based on two comparison metrics. The first comparison metric is based on the most recent three-year median return on equity performance for which information is available for Fortune 500 companies. As a result, 50 percent of the target awards for the 2007 plan year is based on the three-year median return on equity of the Fortune 500 industrial companies for the years 2004, 2005 and 2006, which was 14.7 percent. The second comparison metric is based on the average of the most recent three-year return on equity performance of 10 of Ryland’s comparative public homebuilding peer group companies. As a result, the remaining 50 percent of the target awards for the 2007 plan year is based on the average return on equity for 10 comparable public homebuilders in Ryland’s peer group for years 2005, 2006 and 2007, which was 8.6 percent. These percentages are the targets for a 100 percent performance award under the plan. There is a threshold for performance awards under the plan, which is 75 percent of the return on equity targets for calculation of awards under the plan. There is also a maximum limit for performance awards under the plan, which is 300 percent of the target awards under the plan. Performance awards are targeted as a percentage of base salary for participants. Pursuant to Mr. Dreier’s Employment Agreement, a target performance award under the TRG Incentive Plan is 150 percent of his base salary or $1.5 million. The other named executive officers have performance award targets between 80 percent and 110 percent of their base salaries.

Ryland’s three-year average return on equity using the three most recent fiscal years of 2005, 2006 and 2007 was 15.5 percent. As a result, the 2007 performance awards under the TRG Incentive Plan were calculated at 142 percent of the performance award targets for the respective participants. For the named executive officers, the 2007 performance awards are set forth in footnote (1) of the “Grants of Plan-Based Awards in 2007” table on page 20 of this Proxy Statement.

Once the performance awards are determined, they vest ratably over a three-year period. The first one-third of the performance award vests on January 1 of Ryland’s first fiscal year following the performance award year. For the 2007 performance award, this vesting date was January 1, 2008. Vesting requires that the participant be employed on the vesting date. The remaining two-thirds of the performance award are credited to an account for each participant and payout is deferred until vested. These deferred award payouts vest in two equal installments on January 1 of each of Ryland’s second and third fiscal years following the performance award year, provided the participant continues to be employed by Ryland on the vesting dates. For the 2007 performance award, the vesting dates for the second and third installments of these awards are January 1, 2009 and January 1, 2010, respectively. The Compensation Committee can credit earnings on amounts held in a participant’s deferred award account in a manner and at a rate that is reasonable under Section 162(m) of the Code.

Upon the death, disability or retirement of a participant, all amounts of deferred performance awards vest and are paid to a participant or a participant’s beneficiary. Upon a participant’s voluntary or involuntary termination of employment, all unvested deferred performance awards are forfeited, and all vested deferred awards are paid in accordance with the terms of the plan; however, if the termination is for “cause,” the participant shall also forfeit all vested unpaid deferred awards. Upon a “change of control” of Ryland, all unvested deferred performance awards vest and are paid within 14 days to the participants.

Equity Incentive Plan

Ryland’s stockholders approved Ryland’s 2007 Equity Incentive Plan (“Equity Incentive Plan”) at the Annual Meeting of Stockholders on April 25, 2007. The Equity Incentive Plan permits the granting of stock options, restricted stock awards, stock units or any combination of the foregoing to Ryland’s employees, officers and others providing services to Ryland. 2,047,001 shares of Common Stock were authorized for grant under the Equity Incentive Plan. Ryland has issued both stock options and restricted stock units to its executive officers and managers under the Equity Incentive Plan and its predecessor plans.

Restricted Stock Unit Grants

Pursuant to his Employment Agreement and the restricted stock units granted thereunder, Mr. Dreier received 94,000 shares of Ryland’s Common Stock on March 1, 2007, forfeited 40,000 restricted stock units that would have vested on March 1, 2008, and has the opportunity to receive 40,000 shares of Ryland’s Common Stock on each March 1of 2009 and 2010 subject to performance criteria and the terms of his Employment Agreement. To satisfy the performance criteria for vesting of the restricted stock units, Ryland’s return on equity for the year preceding the vesting date must be 60 percent or greater than the 10-year median return on equity of the Fortune 500 industrial companies for the 10-year period ending with the year prior to Ryland’s performance year. If the performance criteria are not met, that restricted stock unit grant is forfeited. Because the performance criteria for 2007 were not met, Mr. Dreier forfeited the restricted stock unit grant that would have vested on March 1, 2008. The award of restricted stock units to Mr. Dreier includes payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units. With respect to unvested restricted stock units, Mr. Dreier shall receive cash dividend equivalent payments as of each dividend payment date related to Ryland’s Common Stock. In the case of a “change of control” of Ryland or termination of employment by Ryland without “cause” or termination of employment by Mr. Dreier for “good reason,” Mr. Dreier will vest in full and receive any unvested restricted stock units, including payment of applicable federal and state income and Medicare taxes.

On May 1 of 2005 and 2006, Ryland’s executive officers received grants of restricted stock units. Upon vesting, these awards are paid 50 percent in shares of Ryland’s Common Stock and 50 percent in cash equal to the fair market value of the restricted stock units on the date of vesting. Payment of the fair market value of the vested restricted stock units in cash permits the satisfaction of any applicable tax withholding required in connection with the vesting of these units. These grants of restricted stock units to executive officers vest ratably in annual installments over a three-year period with the first installments vesting on May 1, 2006 for the 2005 grant and May 1, 2007 for the 2006 grant. The performance criteria for these awards were met given that Ryland’s return on equity for 2005 and 2006 was greater than 60 percent of the 10-year median return on equity of the Fortune 500 industrial companies for the 10-year period ending with the 2004 and 2005 calendar years, respectively. Since the performance criteria for these awards were met, the only remaining condition for the vesting of each installment is the continued employment of the executive officer on the applicable vesting date. Restricted stock unit grants to executive officers include cash dividend equivalent payments with respect to the unvested restricted stock units as of each dividend payment date related to Ryland’s Common Stock. In the case of a “change of control” of Ryland, the unvested restricted stock units shall vest and be paid in full.

Stock Option Awards

On May 1, 2007, Ryland’s executive officers received grants of stock options to purchase shares of Common Stock at an exercise price of $44.65 per share, which was the closing market price of Ryland’s Common Stock on the grant date. On July 1, 2007, Messrs. Nicholson and Bass received grants of 75,000 and 20,000 stock options, respectively, in connection with their promotions. The stock options granted on July 1, 2007 have an exercise price of $37.37 per share, which was the closing market price of Ryland’s Common Stock on the grant date. These grants of stock options vest ratably in annual installments over a three-year period with the first installments vesting on May 1, 2008 and July 1, 2008, respectively, and must be exercised within five years of the date of grant. These awards for the named executive officers are included in the “Grants of Plan-Based Awards in 2007” table on page 20 of this Proxy Statement. In the case of a “change of control” of Ryland, any unvested stock option awards shall vest and become immediately exercisable.

Supplemental Executive Retirement Plan for Executive Officers

On July 1, 2003, Ryland established a Senior Executive Supplemental Retirement Plan (“SESRP”) for certain of Ryland’s executive officers including Messrs. Milne and Schreiner. Mr. Nicholson began his participation when he was promoted to an executive officer in 2004. The SESRP provides for payments within 60 days of the first day of January following the participant’s 60th birthday (“SESRP Benefit”). The SESRP Benefit vests at a rate of 20 percent per year on each anniversary date of commencement of participation in the SESRP, unless accelerated as a result of a “change of control” or termination of employment without “cause.” The SESRP Benefit will be paid at the election of the participants as either an annual payment of $150,000 for a period of 15 years or a lump sum payment in the amount of the present value equivalent of the benefit calculated using an eight percent discount rate.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
	Number of Securities					Number of		Market Value of	Number of		Market Value of
	Underlying					Shares or Units		Shares or Units of	Unearned Shares		Unearned Shares
	Unexercised Options			Option	Option	of Stock That		Stock That Have	or Units That		or Units That Have
Name	Exercisable	Unexercisable		Exercise Price	Expiration Date	Have Not Vested		Not Vested (7)	Have Not Vested		Not Vested (7)

R. Chad Dreier	400,000	—		$6.38	4/21/09	—		—	120,000	(8)	$3,306,000

Gordon A. Milne	10,100	—		$6.04	9/1/10	7,000	(5)	$192,850	—		—
	60,000	—		$20.99	2/26/13	14,000	(6)	$385,700	—		—
	60,000	—		$40.00	2/25/14	—		—	—		—
	—	40,000	(1)	$44.65	5/1/12	—		—	—		—

Larry T. Nicholson	20,000	—		$22.18	3/15/12	4,667	(5)	$128,576	—		—
	14,000	—		$20.99	2/26/13	9,333	(6)	$257,124	—		—
	14,000	—		$40.00	2/25/14	—		—	—		—
	—	30,000	(1)	$44.65	5/1/12	—		—	—		—
	—	75,000	(2)	$37.37	7/1/12	—		—	—		—

Daniel G. Schreiner	20,000	—		$6.30	9/17/08	3,667	(5)	$101,026	—		—
	10,300	—		$5.97	2/5/09	7,333	(6)	$202,024	—		—
	16,600	—		$6.04	9/1/10	—		—	—		—
	30,000	—		$20.99	2/26/13	—		—	—		—
	30,000	—		$40.00	2/25/14	—		—	—		—
	—	25,000	(1)	$44.65	5/1/12	—		—	—		—

Keith E. Bass	6,000	—		$40.00	2/25/14	—		—	—		—
	9,333	4,667	(3)	$61.40	5/1/10	—		—	—		—
	4,667	9,333	(4)	$62.43	5/1/11	—		—	—		—
	—	14,000	(1)	$44.65	5/1/12	—		—	—		—
	—	20,000	(2)	$37.37	7/1/12	—		—	—		—

(1)   These unexercisable stock options were granted on May 1, 2007, and vest ratably in three annual installments on each May 1 of 2008, 2009 and 2010 if the executive officers continue to be employed by Ryland on those dates.

(2)   These unexercisable stock options were granted on July 1, 2007, and vest ratably in three annual installments on each July 1 of 2008, 2009 and 2010 if the executive officers continue to be employed by Ryland on those dates.

(3)   These unexercisable stock options were granted on May 1, 2005, and will vest in full on May 1, 2008 if Mr. Bass continues to be employed by Ryland on that date.

(4)   These unexercisable stock options were granted on May 1, 2006, and vest ratably in two remaining installments on each May 1 of 2008 and 2009 if Mr. Bass continues to be employed by Ryland on those dates.

(5)   These unvested restricted stock units were granted on May 1, 2005 and the performance criteria described in footnote (8) has been satisfied. Therefore, the executive officers will vest in these unvested restricted stock units on May 1, 2008 if they continue to be employed by Ryland on that date.

(6)   These unvested restricted stock units were granted on May 1, 2006 and the performance criteria described in footnote (8) has been satisfied. Therefore, the executive officers will vest in one-half of these unvested restricted stock on each of May 1, 2008 and 2009 if they continue to be employed by Ryland on those dates.

(7)   The market value of the restricted stock units equals the number of restricted stock units times the closing price of Ryland’s Common Stock on December 31, 2007, which was $27.55 per share.

(8)   These restricted stock units have not vested or been earned by Mr. Dreier and are subject to performance criteria which require Ryland’s return on equity for the applicable prior year in which the units vest to be equal to or greater than 60 percent of the ten-year median return on equity of the companies within the Fortune 500 for the ten-year period ending with the prior calendar year. Subject to satisfaction of the performance criteria, Mr. Dreier will vest in 40,000 restricted stock units per year on each of March 1, 2009 and 2010 provided he continues to be employed by Ryland on these dates. Because Ryland did not achieve the performance criteria applicable for 2007, Mr. Dreier did not vest in 40,000 of the restricted stock units on March 1, 2008.

OPTION EXERCISES AND STOCK VESTED IN 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

R. Chad Dreier	80,000 (1)	$3,798,720	94,000 (3)	$4,564,640

	80,000 (1)	$3,229,672	—	—

	80,000 (1)	$2,167,080	—	—

	80,000 (1)	$1,730,184	—	—

Gordon A. Milne	10,000 (2)	$384,700	7,000 (4)	$625,100

Larry T. Nicholson	—	—	4,666 (4)	$416,718

Daniel G. Schreiner	—	—	3,666 (4)	$327,418

(1)          Pursuant to Mr. Dreier’s Plan for Trading Securities in accordance with Rule 10b5-1(c)(1) under the Exchange Act, Mr. Dreier exercises his vested stock options or sells shares of Common Stock on a quarterly basis on a trading day that follows one trading day after the public release of Ryland’s quarterly or annual earnings. His quarterly exercises took place on January 26, April 27, July 27 and October 26, 2007. The option exercise price for these exercises was $6.38 per share from a grant dated April 21, 1999. The per share market value of the options upon exercise and sale was $53.86, $46.75, $33.47, and $28.01, respectively.

(2)          Mr. Milne exercised 10,000 options on May 18, 2007 from a September 1, 2000 grant with a $6.04 per share option exercise price. The per share market value of the options upon exercise and sale was $44.51.

(3)          Having met the performance requirement set forth in his Employment Agreement, Mr. Dreier was issued shares of Common Stock upon vesting on March 1, 2007. The per share market value of Mr. Dreier’s vested restricted stock units on March 1, 2007 was $48.56, which was the closing price of Ryland’s Common Stock on that date.

(4)          Having met the related performance requirements, Messrs. Milne, Nicholson and Schreiner, respectively, vested on May 1, 2007 in 7,000, 4,666 and 3,666 restricted stock units which were granted on May 1, 2005; and 7,000, 4,667 and 3,667 restricted stock units which were granted on May 1, 2006. The per share market value of the vested restricted stock units on May 1, 2007 was $44.65, which was the closing price of Ryland’s Common Stock on that date. The payment of these restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Messrs. Milne, Nicholson and Schreiner was $312,550, $208,337 and $163,687, respectively, and the cash amount received by each of the officers was $312,550, $208,381 and $163,731, respectively.

2007 PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated Benefit
Name	Plan Name	Credited Service	at December 31, 2007
R. Chad Dreier	SERP	5	$15,938,136
	SERP II	0 (1)	—

Gordon A. Milne	SESRP	4	$833,806

Larry T. Nicholson	SESRP	3	$445,869

Daniel G. Schreiner	SESRP	4	$555,600

(1)	To the extent the SERP Benefit is governed by SERP II, Mr. Dreier is 100 percent vested under SERP II for the SERP Benefit.

Effective July 1, 2002, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP gives him the opportunity to receive a benefit in the amount of $2,400,000 per year, payable in annual installments for a period of 15 years, or the present value equivalent of this benefit payment in the form of a lump sum cash payment, calculated using an eight percent discount rate (“SERP Benefit”). The SERP Benefit vested 20 percent per year beginning on December 30, 2003, such that Mr. Dreier fully vested in the SERP Benefit on December 30, 2007. Payment of the SERP Benefit will begin within 60 days of the date of Mr. Dreier’s retirement.

Effective January 1, 2005, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan II (“SERP II”).  The SERP II was entered into as a result of the amendment of Mr. Dreier’s Employment Agreement in 2005, which extended the term of his agreement for three years from December 30, 2007 to December 30, 2010. The SERP II provides him with the opportunity to receive a benefit in the amount of $1,440,000 per year, payable in annual installments for a period of 15 years, or the present value equivalent of the benefit payment in the form of a lump sum cash payment, calculated using an eight percent discount rate (“SERP II Benefit”). The SERP II Benefit vests one-third per year beginning on December 30, 2008, such that it will fully vest on December 30, 2010. Mr. Dreier is immediately 100 percent vested in the SERP II Benefit upon the occurrence of a “change of control” or termination of employment without “cause.” Payment of his vested SERP II Benefit will begin on the earlier of the date of a “change of control” or six months after the date of Mr. Dreier’s retirement.

The present value equivalent of Mr. Dreier’s accumulated benefit at December 31, 2007 under the SERP was calculated using 40 percent of the full-benefit payment stream, with payout beginning on January 1, 2011, and the remaining 60 percent payout beginning on July 1, 2011 for 15 years. Each payment stream was then discounted back to present value on December 31, 2007 using an eight percent discount rate in accordance with generally accepted accounting principles.

Effective July 1, 2003, Ryland established the Senior Executive Supplemental Retirement Plan (“SESRP”) for the benefit of designated executive officers. The SESRP gives participants the opportunity to receive a benefit in the form of 15 annual payments in the amount of $150,000 each, or the present value equivalent of this benefit payment in a lump sum cash payment, calculated using an eight percent discount rate (“SESRP Benefit”). Participants vest at the rate of 20 percent per year on each anniversary date of their participation in the SESRP, provided they are continuously employed by Ryland from commencement of participation in the SESRP through the date of vesting. Messrs. Milne and Schreiner are 80 percent vested in the SESRP Benefit because they were initial participants in the plan in 2003, and Mr. Nicholson is 60 percent vested in the SESRP Benefit because his participation began in 2004. Participants are immediately 100 percent vested in the SESRP Benefit upon the occurrence of a “change of control” or an involuntary termination without “cause” as defined in the plan.

Payment of a participant’s vested SESRP Benefit will begin within 60 days of January 1 following the participant’s 60th birthday or such later date elected by a participant, provided it is not later than January 1 following his 65th birthday. The present value equivalent of the accumulated benefit at December 31, 2007 for participants in the SESRP was calculated using the applicable vested percent of the full-benefit payment stream with payout beginning on the January 1 following the participant’s 60th birthday for 15 years, and then discounting such amount back to present value on December 31, 2007 using a seven percent discount rate in accordance with generally accepted accounting principles.

The terms of the SERP, SERP II and SESRP are set forth in the relevant plan documents, and the descriptions contained in this Proxy Statement are subject to and governed by the applicable plan documents. Additionally, there are descriptions of these plans set forth in detail under the sections entitled “Mr. Dreier’s Employment Agreement” and “Supplemental Executive Retirement Plan for Executive Officers” under “Discussion of Compensation Agreements and Plans” on pages 21 and 23 of this Proxy Statement, respectively.

2007 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Company	Aggregate	Aggregate Balance
Name	Contributions in 2007	Contributions in 2007 (1)	Earnings in 2007 (2)	at December 31, 2007 (3)
R. Chad Dreier	$767,751	$754,251	$363,696	$12,034,559

Gordon A. Milne	$138,470	$124,970	$492,476	$4,841,402

Larry T. Nicholson	$218,847	$205,347	$208,645	$3,646,470

Daniel G. Schreiner	$233,956	$126,873	$206,214	$2,952,315

Keith E. Bass	$579,429	$160,329	$147,570	$1,509,164

(1)	Matching contributions to the EDDCP II made by Ryland are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 18 of this Proxy Statement.

(2)	Represents earnings from participants’ accounts that are invested in a variety of independently managed investment funds available under the plan.

(3)	This aggregate balance represents the participants’ accounts in both the EDDCP and EDDCP II, which are the nonqualified deferred compensation plans maintained by Ryland.

All contributions set forth in the table above are pursuant to Ryland’s Executive and Director Deferred Compensation Plan II (“EDDCP II”). The EDDCP II was adopted by Ryland to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder. Any contributions to the predecessor nonqualified deferred compensation plan, the EDDCP, were “grandfathered” and are governed by the terms of the EDDCP. The EDDCP II allows executives to defer receipt of a portion of base salary and annual bonus and receive matching contributions by Ryland in an amount up to six percent of an executive’s annual base salary and bonus. These are contributions in excess of the limitations on contributions that apply to Ryland’s qualified deferred compensation plan known as the Retirement Savings Opportunity Plan. Ryland’s matching contributions vest upon the earlier of one-third at the end of each of the executive’s first three years of service, or the death, disability or retirement of the executive or a “change of control” of Ryland.  As of December 31, 2007, all of the named executive officers had fully vested in Ryland’s matching contributions due to their length of employment with Ryland.

Under the EDDCP II, executives make irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred are performed or, at the discretion of the committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation is determined to be “performance-based.” Executive participants may defer up to 100 percent of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualifies for deferral does not include amounts earned or paid under Ryland’s TRG Incentive Plan, personal health and services allowance, executive health and fitness benefit, discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings in deferred accounts within the EDDCP and EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by Ryland and the plan administrator. Changes to investment fund elections may be made by the participants from time to time, and changes to the selection of funds available under the plan may be made by Ryland at any time upon a minimum of a month’s notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a “change in control,” or after six months from the date of their termination of employment with Ryland in the form of a lump sum payment or up to 15 annual installments. Under the EDDCP, participants do not have to wait six months from the date of their termination of employment in order to receive payment. Under both plans, participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of Ryland.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments under Mr. Dreier’s Employment Agreement

In accordance with Mr. Dreier’s Employment Agreement, effective and payable on the date of a “change of control” of Ryland, Mr. Dreier receives a lump sum cash payment equal to his unpaid base salary for the remainder of the year in which the “change of control” occurs, a pro rata bonus through the date of the “change of control” based on the results of the preceding year, plus an amount equal to three times the highest annual compensation paid to him in any of the last three years prior to the “change of control” event. For purposes of this calculation, “annual compensation” is the sum of Mr. Dreier’s base salary, any bonus paid or earned even though paid in a subsequent year, vested and unvested, and all amounts and the cash value of any stock, credited or paid, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the TRG Incentive Plan or Equity Incentive Plan. Assuming a “change of control” of Ryland on December 31, 2007, an amount equal to three times the highest “annual compensation” paid to him in any of the three prior years is estimated to be $98,459,834. For purposes of calculating this amount it was determined that of the three prior years, Mr. Dreier received his highest “annual compensation” in 2005.

Mr. Dreier also receives accelerated vesting of all rights, awards and benefits under Ryland’s benefit, incentive and equity plans in the form of a cash lump sum payment equal to the amount of these rights, awards and benefits. Based upon an assumed “change of control” of Ryland on December 31, 2007, he would receive a cash lump sum payment of $10,087,155 in payment of these accelerated rights, awards and benefits. This amount includes the payment of the value of vested and unvested TRG Incentive Plan awards and unvested outstanding restricted stock units which include related tax assistance.

Mr. Dreier would also receive three years of continued participation, at no cost, in the life, accident and health insurance, employee welfare benefit plans, executive insurance programs, personal health and services allowance, health benefits and any other fringe benefits provided to Mr. Dreier prior to the “change of control.” The estimated cost of this participation in benefits is $513,274. If Mr. Dreier moves his residence to pursue professional or career opportunities within two years after the date of a “change of control,” he will be reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling his home, and payment of all moving expenses and any other benefits provided by Ryland under its relocation program. Mr. Dreier shall also receive reimbursement for the cost of all outplacement services used within two years of the date of a “change of control” up to 15 percent of his base salary for the calendar year prior to the date of a “change of control,” or a lump sum cash payment equal to 10 percent of his base salary. A lump sum cash payment equal to 10 percent of his base salary is $100,000.

For purposes of Mr. Dreier’s Employment Agreement, a “change of control” occurs when: a) a third party acquires beneficial ownership of i) over 50 percent of the fair market value or voting power of Ryland’s outstanding voting securities, or ii) 35 percent of the voting power of Ryland’s outstanding voting securities in a one-year period; b) a majority of the Board of Directors is replaced in a one-year period by Directors not endorsed or approved by a majority of the Directors prior to the initiation of replacements; or c) a third party acquires assets of Ryland in a one-year period with a gross fair market value of 40 percent or more of the total gross fair market value of Ryland’s assets prior to the initiation of the acquisition.  Mr. Dreier will also receive the foregoing payments, rights and benefits if his employment is terminated by Ryland without “cause,” or Mr. Dreier terminates his employment for “good reason,” if these terminations of employment occur during a “change of control period,” and a “change of control” occurs.  A “change of control period” is the period commencing with the date on which Ryland becomes aware of or enters into any discussions or negotiations that could involve a “change of control” or a proposed transaction which could result in a “change of control,” and ending on the first to occur of the effective date of the “change of control” or the date on which the proposed “change of control” is no longer discussed or proposed and is determined not to occur.

In the event that Mr. Dreier’s employment is terminated by reason of retirement or death, his benefits are determined in accordance with Ryland’s retirement, SERP and SERP II survivor’s benefits, insurance and other applicable programs then in effect. Upon the effective date of his termination of employment by reason of retirement or death, Ryland’s obligation to pay Mr. Dreier the compensation set forth in his Employment Agreement shall expire, except any benefits that continue after retirement or death, and Ryland will pay to him or his beneficiaries a pro rata share of his bonus for the year in which the termination occurs. “Retirement” is defined as voluntary or involuntary termination of employment for any reason other than death.

In the event that Mr. Dreier becomes “disabled” and is unable to perform his duties for more than 120 days during any 12-month period or, in the reasonable determination of the Board of Directors, Mr. Dreier’s “disability” would exist for more than 120 days, Ryland has the right to terminate his employment. Upon such termination, Ryland’s obligation to pay Mr. Dreier the compensation set forth in his Employment Agreement shall expire, except any benefits that continue after disability, and Ryland will pay to Mr. Dreier a pro rata share of his bonus for the year in which the termination occurs. “Disability” means the incapacity of Mr. Dreier, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his duties with Ryland.

Mr. Dreier may terminate his Employment Agreement at any time by giving the Board of Directors 90 days written notice prior to the effective date of termination. Upon termination, Ryland would pay Mr. Dreier his base salary through the date of termination plus all benefits to which he has a vested right at that time, but not a bonus for the fiscal year in which the termination occurs.

If Mr. Dreier’s employment is terminated by Ryland for reasons other than death, disability, retirement or for “cause,” or if Mr. Dreier terminates his employment for “good reason,” Mr. Dreier receives a lump sum cash payment of his base salary and a continuation of his health and welfare benefits for the remaining term of the Employment Agreement or two years, whichever is greater. As of December 31, 2007, the greater amount is a lump sum cash payment of his base salary for the three-year remaining term of his Employment Agreement, which equals $3,000,000 for his base salary, and $273,274 for the continuation of his health and welfare benefits. The cost of continuation of benefits was based on three times the cost incurred for these benefits in 2007. Mr. Dreier would also receive a bonus payment equal to the bonus paid or payable in the fiscal year prior to termination multiplied by the remaining number of years within the term of the Employment Agreement, which, assuming a December 31, 2007 termination or resignation date, would be three times his 2006 bonus payment, for a total of $35,387,538. Ryland shall also pay Mr. Dreier all benefits to which he has a vested right. Mr. Dreier will fully vest in the grant of the stock award of 120,000 restricted stock units which, based upon the closing price of $27.55 for Ryland’s Common Stock on December 31, 2007, were valued at $3,306,000 on that date under his Employment Agreement. He would also receive tax assistance related to the vesting of this restricted stock unit award in the amount of $2,902,451. He will also fully vest in any prior year awards that remain unvested and any awards made for the fiscal year in which termination occurs under the TRG Incentive Plan. Assuming a December 31, 2007 termination or resignation date, the amount of prior awards for 2005 and 2006, including accumulated interest, that would fully vest is $3,878,705 and for fiscal year 2007, the amount of the 2007 award that would fully vest is $2,130,000. “Good reason” occurs when: a) Mr. Dreier is assigned duties materially inconsistent with, or has a reduction or alteration in the nature or status of, his duties, responsibilities or status as an executive officer from those in effect during the preceding year; b) Mr. Dreier is required to be based at a location that is greater than 50 miles away from his current primary residence; c) Mr. Dreier’s base salary, formula under which his bonus is determined, or other benefits provided in accordance with his Employment Agreement, are reduced; or d) Ryland fails to obtain an agreement from an acquirer to perform the Employment Agreement.

If the Employment Agreement is terminated by Ryland’s Board of Directors for “cause,” Ryland shall pay Mr. Dreier his base salary through the date of termination and Mr. Dreier shall forfeit all rights and benefits he is otherwise entitled to receive under the Employment Agreement, including any right to a bonus for the year in which the termination occurs but excluding any benefits in which he has a vested right at that time, including any vested benefits or rights under the SERP or SERP II. The Employment Agreement defines “cause” as the CEO’s willful and continued failure to perform the material duties of his position after receipt of notice and reasonable opportunity to cure such failure, willful misconduct demonstrably and materially injurious to Ryland, or conviction of a felony.

If any payment under the Employment Agreement would subject Mr. Dreier to an excise tax under Section 280G or Section 409A of the Code, Ryland or its successor shall pay Mr. Dreier an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income, Medicare and employment taxes that apply to the additional amounts paid. Subject to an assumption of intended compliance of Mr. Dreier’s Employment Agreement with Code Section 409A, based upon a “change of control” on December 31, 2007, Mr. Dreier would receive approximately $13.8 million to cover applicable excise taxes and an additional payment of $23.7 million to cover all federal taxes, state income taxes and employment taxes as a result of the payment of the excise tax.

Pursuant to Mr. Dreier’s supplemental executive retirement plans (the SERP and SERP II), Mr. Dreier is fully vested in his SERP Benefit as of December 30, 2007, and vesting of the SERP II Benefit is accelerated immediately upon a “change of control” of Ryland and upon termination of employment by Ryland without “cause.” Payment of the SERP Benefit begins within 60 days of Mr. Dreier’s retirement or his voluntary or involuntary termination of employment with Ryland.  If Mr. Dreier elected a lump sum payment under the SERP, he would receive the present value equivalent of his SERP Benefit calculated using an eight percent discount rate which is $20,542,749. Payment of the SERP II Benefit occurs immediately upon a “change of control” or six months after the date of Mr. Dreier’s retirement or his voluntary or involuntary termination of employment with Ryland. If he elected a lump sum payment under the SERP II, he would receive the present value equivalent of his SERP II Benefit calculated using an eight percent discount rate which is $12,325,649. In addition, at the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an executive retirement health insurance program for a period of 15 years which provides the same coverage and benefits as the Ryland executive health insurance program in which Mr. Dreier participated prior to his retirement or termination of employment with Ryland. For purposes of the SERP, “change of control” is defined as described below for the Senior Executive Severance Agreements and “cause” is defined as described above for Mr. Dreier’s Employment Agreement. For purposes of the SERP II, “change of control” and “cause” are defined as described above for Mr. Dreier’s Employment Agreement.

Potential Payments under Senior Executive Severance Agreements

Prior to 2006, Ryland entered into Senior Executive Severance Agreements with certain of its executive officers, including Messrs. Milne, Nicholson and Schreiner. Pursuant to these agreements, upon a “termination of employment” within a “change of control period,” the executives receive a lump sum cash payment equal to their unpaid salary for the remainder of the year in which the termination of employment occurs, a pro rata bonus through the date of the termination of employment based on the highest bonus earned by the executives in any of the last three years prior to their termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the last three years prior to their termination. In 2006, Ryland revised its form of Senior Executive Severance Agreement to comply with the newly adopted “Policy Regarding Stockholder Approval of Severance Agreements,” as discussed beginning on page 15 of this Proxy Statement. Mr. Bass executed a revised form of Ryland’s Senior Executive Severance Agreement in June 2007 that is subject to the Policy.  Mr. Bass’s agreement provides that upon a “termination of employment” during a “change of control period,” Mr. Bass will receive a lump sum cash payment equal to a pro rata bonus through the date of the “termination of employment” based on the target annual bonus for the year in which the “termination of employment” occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by Mr. Bass in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to Mr. Bass for any of the three years prior to termination. For purposes of all of the Senior Executive Severance Agreements, “annual compensation” means the sum of an executive’s annual base salary and bonus paid or earned even though paid in a subsequent year, and all amounts credited to the executive, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the TRG Incentive Plan and Equity Incentive Plan.  Based upon a “termination of employment” on December 31, 2007 within a “change of control period,” the executives would receive an amount equal to two times their highest “annual compensation” estimated to be as follows: Mr. Milne, $12,218,271; Mr. Nicholson, $9,058,702; Mr. Schreiner, $8,134,189; and Mr. Bass, $6,477,436. For purposes of calculating these amounts, it was determined that of the three years prior to 2007, Messrs. Milne and Schreiner received their highest “annual compensation” in 2005, and Messrs. Nicholson and Bass received their highest “annual compensation” in 2006.

Further, upon termination of employment during a “change of control period,” each of the executives receive two years participation, at no cost, in the life, accident and health insurance, employee welfare benefit plans, personal health and services allowance, health club benefits, benefits outlined in the executive’s compensation program and any other benefits provided to the executive prior to the “change of control.” The estimated cost of this participation in benefits is as follows: Mr. Milne, $144,861; Mr. Nicholson, $122,671; Mr. Schreiner, $74,828; and Mr. Bass, $80,750. If any of these executives move their residence in order to pursue professional or career opportunities within two years after the date of their termination of employment within a “change of control period,” they will be reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling their homes, all moving expenses and any other benefits provided by Ryland under its relocation program. Each of the executives shall also receive reimbursement for outplacement services used within two years of the date of the executive’s termination of employment during a “change of control period” up to 25 percent of the executive’s “annual compensation” for the calendar year prior to the date of the executive’s termination of employment during a “change of control period.”  Messrs. Milne, Nicholson and Schreiner may elect to receive a lump sum cash payment equal to 10 percent of their “annual compensation” for the calendar year immediately preceding their termination of employment in lieu of the reimbursement for outplacement services. A lump sum cash payment in lieu of the reimbursement for outplacement services for these executives is as follows: Mr. Milne, $394,243; Mr. Nicholson, $452,935; and Mr. Schreiner, $323,823. Under his revised form of Senior Executive Severance Agreement, Mr. Bass is not eligible to elect a lump sum cash payment in lieu of the reimbursement for outplacement services and payments under his agreement are subject to compliance with Code Section 409A.

The “change of control period” for all of the Senior Executive Severance Agreements begins on the date Ryland becomes aware of or enters into discussions or negotiations that could involve a “change of control” and ends on the earlier of two years after the effective date of a “change of control” or the date on which a proposed “change of control” is no longer proposed to occur. For purposes of all of the Senior Executive Severance Agreements, a “change of control” occurs when: a) a third party acquires beneficial ownership of 20 percent or more of the voting power of Ryland’s outstanding voting securities; b) the first purchase of shares of Ryland’s Common Stock is made under a tender or exchange offer by a third party; c) during any two-year period, members of the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election of each new Director was approved by two-thirds of the Board members at the beginning of the two-year period who are still in office; or d) Ryland’s stockholders approve a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of Ryland’s assets. For purposes of all of the Senior Executive Severance Agreements, a “termination of employment” occurs when an executive’s employment is terminated by Ryland without “cause” or by the executive with “good reason.”  “Good reason” means a) the executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a “change of control period;” b) Ryland requires the executive, without his consent, to be based at a location which is more than 50 miles from the executive’s then current primary residence; c) the executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced; or d) the executive experiences in any year a reduction in the ratio of the executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the executive’s incentive compensation, bonus or other such payment if these benefits or payments are calculated other than as a percentage of base salary.

All rights, awards and benefits of the executives under Ryland’s benefit, incentive and equity plans immediately vest in full, and the executives receive the amount of these rights, awards and benefits in a cash lump sum payment equal to the amount of these rights, awards and benefits upon a “termination of employment” within a “change of control period.” Based upon a “termination of employment” on December 31, 2007, the executives would receive cash lump sum payments as follows in payment of these accelerated rights, awards and benefits: Mr. Milne, $1,974,709; Mr. Nicholson, $1,136,679; Mr. Schreiner, $990,567; and Mr. Bass, $347,992.

If any payment under the Senior Executive Severance Agreements would subject the executive officers to an excise tax under Section 280G of the Code, Ryland or its successor shall pay the executives an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income and employment taxes that apply to the additional amounts paid. Subject to an assumption of intended compliance of the agreements with Code Section 409A, assuming a “termination of employment” on December 31, 2007 during a “change of control period,” to cover applicable excise taxes, Messrs. Milne, Nicholson and Bass would receive approximately $1.8 million, $1.7 million and $1.3 million, respectively. Mr. Schreiner would not be subject to excise taxes because the value of his “change in control” payment is less than the safe harbor amount allowed pursuant to Code Section 280G. Messrs. Milne, Nicholson and Bass would also receive payments of approximately $3.1 million, $2.8 million and $1.7 million, respectively, to cover all federal taxes, state income taxes, and employment taxes as a result of the payment of the excise tax.

Pursuant to Ryland’s supplemental executive retirement plan for certain executive officers (the SESRP), vesting of benefits is accelerated immediately upon a “change of control” of Ryland and upon an involuntary termination of employment by Ryland without “cause.” The present value of the SESRP Benefits which would fully vest on December 31, 2007 assuming a “change in control” of Ryland or involuntary termination without “cause” on that date for Messrs. Milne, Nicholson and Schreiner is $988,652, $704,895 and $694,500, respectively. For purposes of the SESRP, “change of control” is defined as described above for the Senior Executive Severance Agreements and “cause” is defined as described above for Mr. Dreier’s Employment Agreement.

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (5)	Stock Awards (6)	All Other Compensation (7)	Total
Daniel T. Bane (2)	$ 77,500	$ 133,950	$ 25,000	$ 236,450

Leslie M. Frécon	$ 85,000	$ 133,950	$ 25,000	$ 243,950

Roland A. Hernandez	$ 80,000	$ 133,950	$ 25,000	$ 238,950

William L. Jews	$ 85,000	$ 133,950	$ 25,000	$ 243,950

Ned Mansour	$ 80,000	$ 133,950	$ 25,000	$ 238,950

Robert E. Mellor	$ 77,500	$ 133,950	$ 25,000	$ 236,450

Norman J. Metcalfe	$ 85,000	$ 133,950	$ 25,000	$ 243,950

Charlotte St. Martin	$ 80,000	$ 133,950	$ 25,000	$ 238,950

Paul J. Varello (3)	$ 80,000	$ 133,950	$ 25,000	$ 238,950

John O. Wilson (4)	$ 17,500	—	—	$ 17,500

(1)

Mr. Dreier is the Chairman of the Board of Directors, as well as Chief Executive Officer and President of Ryland. His compensation is disclosed in the preceding executive compensation tables. Since he does not receive compensation separately for his duties as a Director, other than the charitable contribution made on his behalf by Ryland, he is not included in the Director Compensation table.

(2)	Mr. Bane is not standing for re-election at the Annual Meeting of Stockholders on April 23, 2008.

(3)	Mr. Varello resigned from the Board of Directors effective December 31, 2007.

(4)	Mr. Wilson did not stand for re-election at the Annual Meeting of Stockholders on April 25, 2007.

(5)

The annual retainer fee, which is paid in quarterly installments, is $60,000. Half of the annual retainer fee is paid in cash. The other half is used to purchase Ryland’s Common Stock on the Directors’ behalf quarterly, such that Ryland instructed a broker to enter an order to purchase shares of Ryland’s Common Stock on the open market using an allocated quarterly amount of $7,500 for each Director so that the purchases occur immediately after the market opens on the date the retainer is paid by Ryland. Committee members receive a fee of $10,000 per committee per year which is paid in quarterly installments. Committee chairpersons receive a fee of $5,000 per year paid in quarterly installments. Subject to Section 409A of the Code, Directors are able to defer their annual retainer and meeting fees and the stock purchased as part of their annual retainer fee into Ryland’s nonqualified deferred compensation plan, the EDDCP II. Ryland does not match Director contributions into the EDDCP II.

(6)

On April 26, 2006, Ryland’s stockholders approved the 2006 Non-Employee Director Stock Plan pursuant to which each non-employee Director receives an automatic grant of 3,000 shares of Common Stock each May 1. On May 1, 2007, each of the nine non-employee Directors received 3,000 shares. Pursuant to FAS 123(R), the shares were valued at the closing price of Ryland’s Common Stock of $44.65 on that day.

(7)

Each of the Directors receives the ability to designate where Ryland will make a contribution to qualified charities up to $25,000 annually. These contributions are made directly by Ryland and are not included in the Directors’ income.

PROPOSAL NO. 2

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.

2008 EQUITY INCENTIVE PLAN

On February 27, 2008, Ryland’s Board of Directors approved the 2008 Equity Incentive Plan (the “2008 Plan”) as recommended by the Compensation Committee and subject to approval by the stockholders of Ryland. Ryland’s stockholders are being asked to approve the 2008 Plan. If approved, the 2008 Plan will replace the 2007 Equity Incentive Plan (the “2007 Plan”) and no further awards will be issued under the 2007 Plan. If the 2008 Plan is not approved by the stockholders, the 2007 Plan will remain in force.

As of February 27, 2008, there are approximately 1,640,309 shares for future grant under the 2007 Plan. If the stockholders approve the 2008 Plan, the remaining shares available for future grant under the 2007 Plan or any shares which underlie awards granted under the 2007 Plan that are forfeited, expire or are canceled without delivery of shares, plus an additional 1,300,000 shares of Common Stock (subject to adjustment in the event of stock splits and similar events) will be available for issuance under the 2008 Plan. Based on the level of grants made in recent years, the 2008 Plan is expected to provide sufficient equity incentive award capacity for the next four years, which the Board of Directors currently believes is reasonable under the circumstances.

Ryland’s Board of Directors believes that the 2008 Plan is critical to Ryland’s ability to attract, retain and motivate the key executive and management personnel necessary to maintain Ryland’s success. The 2008 Plan will enable Ryland to attract and retain the highest caliber managers and employees, to link incentive rewards to corporate and stockholder performance, and to encourage capital accumulation and stock ownership by key managers and personnel in order to increase their proprietary interest in Ryland’s success.

In addition to advancing those interests, Ryland’s Board of Directors believes that the provisions of the 2008 Plan reflect Ryland’s continued commitment to strong corporate governance practices in the interest of its stockholders by maintaining the following provisions which were included in the 2007 Plan:

•          The 2008 Plan does not include liberal share counting provisions for stock options that could increase the number of shares available for grant without stockholder approval. For example, the proposed 2008 Plan prohibits making available for issuance under the 2008 Plan shares tendered for payment of the exercise price of an option or award, and holders of options or awards cannot satisfy their tax liability through the tender or withholding of shares of Common Stock.

•          The 2008 Plan does not include any evergreen provisions. That is, the maximum number of shares issuable under the 2008 Plan is fixed and cannot be increased without stockholder approval, a maximum term for the 2008 Plan is specified, and no new stock options will be awarded automatically upon the exercise of another stock option.

•          The 2008 Plan prohibits stock option repricing and issuing options with an exercise price below fair market value on the date granted.

•          To help manage future overhang levels, stock options granted under the 2008 Plan may not have a term longer than five years.

•          To ensure that awards are tied to retention incentives, all awards granted under the 2008 Plan must have a minimum three-year vesting period or, if vesting is based on performance criteria established by the Compensation Committee, at least a one-year vesting period.

The 2008 Plan, if approved by the stockholders, will be effective on the date of the 2008 Annual Meeting of Stockholders and will remain in effect until February 20, 2018, unless it is terminated by the Board of Directors or Compensation Committee at an earlier date.

As of February 27, 2008, Ryland had 1,640,309 shares available for grant under the 2007 Plan and 93,000 shares available for grant under the 2006 Non-Employee Director Stock Plan. The number of options outstanding under all plans as of February 27, 2008 is 3,934,902 with a weighted average exercise price of $35.99 and weighted average remaining term of 4.2 years. The number of restricted stock unit awards outstanding is 202,000 as of February 27, 2008. No further stock options, Common Stock or stock unit awards will be granted under the 2007 Plan or the 2006 Non-Employee Director Stock Plan prior to the 2008 Annual Meeting of Stockholders.

A copy of the 2008 Plan is attached to this Proxy Statement as Exhibit A. The following summary description is qualified by reference to the plan document.

Summary of Proposed Equity Incentive Plan

Number of Shares

The number of shares of Common Stock available for issuance under the 2008 Plan includes 1,640,309 shares carried over from the 2007 Plan plus 1,300,000 new shares. Any shares of Common Stock covered by an award (or portion of an award) granted under the 2008 Plan or the 2007 Plan that is forfeited, expires or is canceled without delivery of shares will again be available for award under the 2008 Plan. To the extent any shares covered by an award are not issued because the award is settled in cash, such shares will again be available for award under the 2008 Plan.

The following additional restrictions are imposed under the 2008 Plan.

•          The maximum number of shares of Common Stock that may be issued in conjunction with non-stock option awards  under the Plan (including shares carried over from the 2007 Plan) is 1,200,000 shares.

•          The maximum number of shares that may be issued in connection with incentive stock options intended to qualify under Code Section 422 is the number of shares initially available for award on the effective date of the 2008 Plan.

•          The maximum number of shares subject to awards of any combination that may be granted under the 2008 Plan during any calendar year to any one person is 500,000 shares.

The number of shares reserved for issuance under the 2008 Plan, and the limits on the number of awards that may be granted under the 2008 Plan to any one person or of a particular type, as described above, are subject to adjustment to reflect certain subsequent capital adjustments such as stock dividends, stock splits and share exchanges.

Administration; Eligibility

The selection of the participants in the 2008 Plan will be determined by the Compensation Committee of the Board of Directors. From time to time, one or more committees as may be appointed by the Board of Directors or Compensation Committee may serve as plan administrator, and, to the extent permitted by applicable law, the Compensation Committee may delegate authority to a committee of officers to make awards to persons who are not subject to Section 16 of the Exchange Act. Key employees and other individuals providing bona fide services to or for Ryland, or any affiliate of Ryland, are eligible to receive awards under the 2008 Plan. Approximately 96 employees at present are eligible to receive awards under the 2008 Plan.

Types of Awards

The 2008 Plan allows for the grant of stock options, restricted stock and stock unit awards in any combination, separately or in tandem. The Compensation Committee will determine the terms and conditions of awards granted under the 2008 Plan, including the times when awards vest and their exercise periods following certain events, such as termination of employment. The 2008 Plan specifies, however, that all awards must have a minimum three-year pro-rated vesting period or, if subject to performance criteria established by the Compensation Committee, at least a one-year vesting period. All awards granted under the 2008 Plan will fully vest and are exercisable following a “change in control” of Ryland.

Stock Options.  The Compensation Committee may grant either incentive stock options qualified under Code Section 422, or options not qualified under any section of the Internal Revenue Code (“nonqualified options”). All stock options granted under the 2008 Plan must have an exercise price at least equal to the fair market value of the underlying Common Stock on the grant date. No stock option granted under the 2008 Plan may have a term longer than five years. As of February 27, 2008, the fair market value of a share of Ryland’s Common Stock, determined by the last reported sale price per share on that date as quoted on the New York Stock Exchange, was $30.94. The exercise price of stock options may be paid in cash or by any other means the Compensation Committee approves.

Restricted Stock Awards.  Awards of shares of Common Stock may be issued with or without payment of consideration by the participant. Restricted stock awards will be subject to conditions and restrictions specified by the Compensation Committee. Generally, restricted stock awards will be subject to forfeiture if the recipient terminates his or her service relationship with Ryland before the restrictions lapse.

Stock Unit Awards.  Awards of stock units may be issued with or without payment of consideration by the participant. Stock units represent a promise to deliver shares, or an amount of cash equal to the value of the underlying shares, at a future date. Stock unit awards will be subject to conditions and restrictions specified by the Compensation Committee. Stock units granted to a participant will be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of Ryland’s assets. Except as otherwise provided in the applicable award agreement, the participant will not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit.

Performance Factors.  In order to enable Ryland to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, paid to certain executive officers, the 2008 Plan provides that the Compensation Committee may determine that the granting, vesting, right to exercise or lapse of restrictions associated with an award (referred to as a “performance-based award”) under the 2008 Plan is contingent upon the attainment of one or more pre-established, objective performance goals based on any, or any combination of, specified business criteria. The criteria may apply to an individual, a business unit or Ryland. For this purpose, the specified business criteria are limited to the following:

•          return on stockholders’ equity

•          net cash provided by operating activities

•          return on investment

•          total revenue

•          earnings before interest and taxes (EBIT)

•          earnings before interest, taxes, depreciation and amortization (EBITDA)

•          profits

•          stock price

•          earnings per share, and

•          cost containment.

Performance goals may include minimum, maximum and target levels of performance. The size of the performance-based award or the lapse of restrictions with respect to the performance-based award generally will be based on the level of performance attained. The Compensation Committee may modify the measurement criteria as applied to performance-based awards to offset any unintended results arising from events not anticipated when the performance goals were established. However, any such modifications may be made with respect to an award granted to one of Ryland’s executive officers only to the extent permitted by Section 162(m) of the Code.

Performance awards may be payable, in whole or in part, in cash. The maximum cash amount that may be payable in combination with any performance-based award distributable in restricted stock or stock units is the cash amount equal to the sum of the fair market value of the underlying shares plus the federal and state income and Medicare taxes, assuming highest marginal tax rates associated with the grant, vesting or distribution of the related restricted stock or stock units.

Grants of Awards

No stock options or other awards have been granted under the 2008 Plan. However, the following table sets forth the stock options and restricted stock units that are anticipated to be granted on May 1, 2008, based on Compensation Committee approval on February 27, 2008.

NEW PLAN BENEFITS TABLE

PLAN NAME: 2008 EQUITY INCENTIVE PLAN

Name and Position	Value $ (1)	Number of Units (2)
Named Executive Officers

R. Chad Dreier — Chairman of the Board of Directors, President	n/a	80,000
and Chief Executive Officer of The Ryland Group, Inc.

Gordon A. Milne — Executive Vice President and	n/a	42,000
Chief Financial Officer of The Ryland Group, Inc.

Larry T. Nicholson — Executive Vice President and	n/a	42,000
Chief Operating Officer of The Ryland Group, Inc.

Daniel G. Schreiner — Senior Vice President of The Ryland	n/a	28,000
Group, Inc.; President of Ryland Mortgage Company

Keith E. Bass — Senior Vice President of The Ryland Group,	n/a	28,000
Inc.; President of the Southeast Region of Ryland Homes

Executive Group (includes named executive officers)	n/a	392,000

Non-Executive Director Group (not eligible under the 2008 Plan)	n/a	n/a

Non-Executive Officer Employee Group	n/a	386,000

(1)	Not applicable since value of benefits or amounts is indeterminate at this time.

(2)

The named executive officers and executive group are anticipated to receive grants of restricted stock units and the non-executive officer employee group are anticipated to receive grants of stock options.

Amendments

The Board of Directors or the Compensation Committee may alter, amend, suspend, or discontinue the 2008 Plan or any portion of the 2008 Plan at any time, but no such action may be taken without stockholder approval if it materially increases the benefits to participants, materially modifies the requirements as to eligibility to receive awards, or materially increases the number of shares of Common Stock that may be issued under the 2008 Plan. The Compensation Committee may alter or amend awards under the 2008 Plan, but no such action may be taken without the consent of the participant if it would adversely affect an outstanding award, and no such action may be taken if it would result in repricing a stock option to a lower exercise price other than to reflect a capital adjustment such as a stock split.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences under current law for or as they pertain to incentive stock options and nonqualified stock options, which are authorized for grant under the 2008 Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the 2008 Plan.

Incentive Stock Options.  An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Code Section 422. Optionholders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionholder satisfies such holding periods upon a sale of the shares, Ryland will not be entitled to any deduction for federal income tax purposes. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the disqualifying disposition of the shares generally will result in a deduction by Ryland for federal income tax purposes.

Nonqualified Stock Options.  Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to Ryland with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. Ryland generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option.

Other Considerations.  The Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers if the compensation payable is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. Ryland intends for compensation arising from grants of awards under the 2008 Plan that are based on performance goals, and stock options granted at fair market value, to be deductible by Ryland as performance-based compensation not subject to the $1 million limitation on deductibility.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 2008 EQUITY INCENTIVE PLAN. APPROVAL OF THE PLAN REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT.

PROPOSAL NO. 3

RE-APPROVE RYLAND’S SENIOR EXECUTIVE PERFORMANCE PLAN TO COMPLY

WITH THE REQUIREMENTS OF SECTION 162(M) OF THE CODE

The Ryland Group, Inc. Senior Executive Performance Plan (the “Performance Plan”) was adopted by the Compensation Committee of Ryland’s Board of Directors and approved by the stockholders at the Annual Meeting of Stockholders on April 23, 2003. It has been amended and approved by the Compensation Committee on February 27, 2008 to add an additional performance target related to net cash provided by operating activities. The Performance Plan is intended to comply with Section 162(m) of the Code and the regulations promulgated thereunder, resulting in the tax deductibility of amounts payable under the plan as performance-based compensation. In order to remain in compliance with Section 162(m) and maintain tax deductibility of its performance-based compensation, Ryland is re-submitting the plan to its stockholders for approval. Compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense.

Section 162(m) denies to a publicly-held corporation a deduction from taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to the CEO or other executive officers whose compensation is reported in the Proxy Statement. Covered compensation does not include amounts payable upon the attainment of performance goals established by a committee of outside Directors if the material terms of the compensation are approved by Ryland’s stockholders and re-approved at least once every five years if the Compensation Committee is determined to have the authority to change the performance targets. The Compensation Committee has adopted an additional performance target related to net cash provided by operating activities and five years have passed since the stockholders’ initial approval. For these reasons, in order to comply with the requirements of Section 162(m), Ryland is re-submitting the Performance Plan for approval by its stockholders.

The Performance Plan promotes Ryland’s pay-for-performance philosophy by providing the CEO and other executive officers with direct financial incentives in the form of annual cash bonuses that are based either on Ryland’s cash flow or profitability and the profitability of Ryland’s business units. A copy of the Performance Plan is attached to this Proxy Statement as Exhibit B. This summary description of the Performance Plan is qualified by reference to the plan document.

The Performance Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the Performance Plan participants each year. Only officers of Ryland and its subsidiaries are eligible to participate. As of March 1, 2008, Ryland had twelve executive officers eligible to participate, all of which were selected by the Compensation Committee to participate for fiscal year 2008.

No later than 90 days after each fiscal year commences, the Compensation Committee will select the participants for that year and determine the formula under which each participant’s bonus will be determined, as well as any other objective terms and conditions that must be satisfied for the bonus to be earned. The bonus formula will be based on a percentage or amount of either Ryland’s net cash provided by operating activities or adjusted earnings before taxes and extraordinary items as reflected in the audited consolidated financial statements of Ryland for the fiscal year or such earnings with respect to one or more business units, all as determined by the Compensation Committee. The Compensation Committee will certify in writing the performance goals that have been satisfied. The maximum bonus payable under the Performance Plan to any one officer in any year may not exceed three percent of Ryland’s adjusted earnings before taxes and extraordinary items, all as determined by the Compensation Committee. The Compensation Committee may reduce or eliminate bonuses for any reason in its sole discretion, but may not increase the amount of bonus payable to any officer for a given year after the formula for that year has been established.

The Performance Plan may be amended at any time by the Compensation Committee, but it may not be amended without stockholder approval in any manner that would limit the deductibility of bonuses paid under the Performance Plan.

The actual amounts of bonus payments for the 2008 fiscal year under the Performance Plan are not currently determinable because such amounts are dependent on Ryland’s future cash flow or profitability. For fiscal year 2007, bonuses were awarded under the Performance Plan and paid out in January 2008 to the following executive officers and groups as set forth below.

PLAN BENEFITS

PLAN NAME: SENIOR EXECUTIVE PERFORMANCE PLAN

Name and Position	Value $
Named Executive Officers

R. Chad Dreier — Chairman of the Board of Directors, President and Chief Executive Officer of The Ryland Group, Inc.	0

Gordon A. Milne — Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	0

Larry T. Nicholson — Executive Vice President and Chief Operating Officer of The Ryland Group, Inc.	0

Daniel G. Schreiner — Senior Vice President of The Ryland Group, Inc.; President of Ryland Mortgage Company	$1,302,717

Keith E. Bass — Senior Vice President of The Ryland Group, Inc.; President of the Southeast Region of Ryland Homes	$765,930

Executive Group (includes named executive officers)	$2,164,621

Non-Executive Director Group (not eligible for plan)	n/a

Non-Executive Officer Employee Group (not eligible for plan)	n/a

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-APPROVAL OF RYLAND’S SENIOR EXECUTIVE PERFORMANCE PLAN. RE-APPROVAL OF THE PLAN MAINTAINS TAX DEDUCTIBILITY IN COMPLIANCE WITH SECTION 162(M) OF THE CODE.

PROPOSAL NO. 4

RE-APPROVE RYLAND’S TRG INCENTIVE PLAN TO COMPLY

WITH THE REQUIREMENTS OF SECTION 162(M) OF THE CODE

The TRG Incentive Plan was previously adopted by the Compensation Committee of Ryland’s Board of Directors and approved by the stockholders at the Annual Meeting of Stockholders on April 23, 2003. The TRG Incentive Plan is intended to comply with Section 162(m) of the Code and the regulations promulgated thereunder, resulting in the tax deductibility of amounts payable under the plan as performance-based compensation. In order to remain in compliance with Section 162(m) and maintain tax deductibility of its performanced-based compensation, Ryland is submitting the plan to its stockholders for re-approval. Compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense.

Section 162(m) denies to a publicly-held corporation a deduction from taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to the CEO or other executive officers whose compensation is reported in the Proxy Statement. Covered compensation does not include amounts payable upon the attainment of performance goals established by a committee of outside Directors if the material terms of the compensation are approved by Ryland’s stockholders and re-approved at least once every five years if the Compensation Committee is determined to have the authority to change the performance targets. There have been no material changes to the plan; however, it has been five years since Ryland’s stockholders initially approved the plan. For this reason, Ryland is submitting the TRG Incentive Plan for re-approval by its stockholders.

The TRG Incentive Plan is a long-term incentive plan that provides for awards based on the financial performance of Ryland. A copy of the TRG Incentive Plan is attached to this Proxy Statement as Exhibit C. This summary description of the TRG Incentive Plan is qualified by reference to the plan document.

Each year, the Compensation Committee establishes target award levels for each participating employee based on a percentage of the employee’s base salary. The Compensation Committee also determines whether the awards are paid in cash, common stock or stock units that are converted into common stock on the distribution date. No more than one-half of a performance award may be paid in the form of common stock or stock units.

At the beginning of each fiscal year (referred to as a “performance year”), the Compensation Committee establishes performance goals for the year based on Ryland’s return on stockholders’ equity, and the target award levels for each selected participant. After the close of the performance year, the Compensation Committee reviews Ryland’s actual performance results to assess and certify in writing the extent to which the performance goals have been met and performance awards earned. No performance award will be earned if the participant’s employment terminates during the year. Performance awards, once earned, are paid in three annual installments, one-third shortly after the close of the performance year, and one-third at the close of each of the following two years provided that the participant remains employed through each distribution date. If a “change of control” occurs, all awards are paid within 14 days after such event. The maximum performance award that may be earned by any participant for a performance year is $6,000,000.

The Compensation Committee selects the participants for the TRG Incentive Plan each year. Historically, there have been approximately 100 employees selected each year to participate.

The Compensation Committee may amend, suspend or terminate the TRG Incentive Plan or any portion of it, the terms of a participant’s performance awards, or any terms or conditions related to such awards, at any time, unless the amendment or change would limit the deductibility of performance awards paid or distributed pursuant to the TRG Incentive Plan under Section 162(m) of the Code.

Further details on the Compensation Committee’s implementation of the TRG Incentive Plan can be found in “Discussion Compensation Agreements and Plans” under the section entitled “TRG Incentive Plan” on page 22 of this Proxy Statement.

The actual amount of performance awards under the TRG Incentive Plan are not currently determinable for 2008 because such amounts are dependent on Ryland’s future performance. Set forth below, however, are the awards received by the following executive officers and groups under the TRG Incentive Plan in the 2007 performance year.

PLAN BENEFITS

PLAN NAME: TRG INCENTIVE PLAN

Name and Position	Value $
Named Executive Officers

R. Chad Dreier — Chairman of the Board of Directors, President and Chief Executive Officer of The Ryland Group, Inc.	$2,130,000

Gordon A. Milne — Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	$844,336

Larry T. Nicholson — Executive Vice President and Chief Operating Officer of The Ryland Group, Inc.	$680,180

Daniel G. Schreiner — Senior Vice President of The Ryland Group, Inc.; President of Ryland Mortgage Company	$383,400

Keith E. Bass — Senior Vice President of The Ryland Group, Inc.; President of the Southeast Region of Ryland Homes	$250,739

Executive Group (includes named executive officers)	$6,752,601

Non-Executive Director Group (not eligible for plan)	n/a

Non-Executive Officer Employee Group	$7,324,632

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-APPROVAL OF RYLAND’S TRG INCENTIVE PLAN. RE-APPROVAL OF RYLAND’S TRG INCENTIVE PLAN MAINTAINS TAX DEDUCTIBILITY IN COMPLIANCE WITH SECTION 162(M) OF THE CODE.

PROPOSAL NO. 5

RE-APPROVE RYLAND’S PERFORMANCE AWARD PROGRAM TO COMPLY

WITH THE REQUIREMENTS OF SECTION 162(M) OF THE CODE

The Ryland Group, Inc. Performance Award Program (the “Performance Award Program”) was adopted by the Compensation Committee of Ryland’s Board of Directors and approved by the stockholders at the Annual Meeting of Stockholders on April 23, 2003. It has been amended and approved by the Compensation Committee on February 27, 2008 to add an additional performance target related to net cash provided by operating activities. The Performance Award Program is intended to comply with Section 162(m) of the Code and the regulations promulgated thereunder, resulting in tax deductibility of amounts payable under the program as performance-based compensation. In order to remain in compliance with Section 162(m) and maintain tax deductibility of its performanced-based compensation, Ryland is re-submitting the program to its stockholders for approval. Compliance with Section 162(m) of this Code results in the tax deductibility of related compensation expense.

Section 162(m) denies to a publicly-held corporation a deduction from taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to the CEO or other executive officers whose compensation is reported in the Proxy Statement. Covered compensation does not include amounts payable upon the attainment of performance goals established by a committee of outside Directors if the material terms of the compensation are approved by Ryland’s stockholders and re-approved at least once every five years if the Compensation Committee is determined to have the authority to change the performance targets. The Compensation Committee has adopted an additional performance target related to net cash provided by operating activities and five years have passed since the stockholders’ initial approval. For these reasons, in order to comply with the requirements of Section 162(m), Ryland is re-submitting the Performance Award Program for approval by its stockholders.

The stockholders of Ryland approved the Ryland 2007 Equity Incentive Plan and its predecessor plans in order to provide incentive compensation to the officers and employees of Ryland. In addition, the 2008 Equity Incentive Plan is being proposed for approval by stockholders in this Proxy Statement. The Compensation Committee is authorized to establish programs for granting awards under the Equity Incentive Plans and has established the Performance Award Program pursuant to that authority. A copy of the Performance Award Program is attached to this Proxy Statement as Exhibit D. This summary description of the performance award program is qualified by reference to the plan document.

The purpose of the Performance Award Program is to provide for the granting of performance awards, in the form of Common Stock of Ryland or stock units (representing shares of Common Stock of Ryland), either alone or in combination with cash, as long-term incentives for participants to strive to influence the financial growth and success of Ryland in a positive manner. Performance awards are awards that may be granted upon achievement of specified performance objectives or which may vest and/or become distributable upon such achievement.

The Performance Award Program is administered by the Compensation Committee. The Committee from time-to-time selects the individuals who will participate in and receive grants of performance awards under the Performance Award Program. All executive officers of Ryland and its subsidiaries may be selected to participate in the Performance Award Program. Ryland currently has twelve officers who are eligible to participate in the Performance Award Program.

The Committee determines the specific performance objectives and the period over which such performance objectives are measured (the “performance period”) in connection with each performance award granted under the Performance Award Program. The Committee will determine and set forth in writing, not later than 90 days after the commencement of each performance period and in no event later than the point in time when 25 percent of the performance period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the officer or officers who will participate in the Performance Award Program for that performance period, (ii) the nature and the amount (or the objective formula for determining the amount) of the performance award that will be earned if specified performance objectives are met, (iii) the applicable performance objectives, and (iv) any other objective terms and conditions that must be satisfied by the officer in order to earn the performance award.

The performance objectives set by the Committee must be objective financial targets based upon Ryland’s return on stockholders’ equity and/or net cash provided by operating activities as reflected in Ryland’s statement of cash flows. The Committee, in its discretion, may decrease the amount of any performance award that is, or is to be, earned, but may not increase any individual award for a performance period after the performance objectives for that performance period have been established.

Within 120 days after the end of each performance period, the Committee will determine and certify in writing whether, and the extent to which, the performance objectives and other terms and conditions have been met. Performance awards will be granted or vested and distributed in accordance with the formula and terms and conditions established by the Committee at the beginning of the applicable performance period.

No single participant will be eligible to receive more than 260,000 shares of Common Stock and/or stock units, in any combination, with respect to a performance period. The maximum cash amount payable as a performance award in combination with any performance award distributable in Common Stock or stock units will be the cash amount equal to the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the distribution of the related Common Stock or stock units.

The Committee may amend or change the Performance Award Program at any time, but the program may not be amended or changed in any manner that would limit the deductibility of performance awards paid or distributed under the program, unless stockholder approval is obtained. The Committee may terminate the Performance Award Program at any time without obligation to pay performance awards to participants for the performance period in which termination occurs.

Further details on restricted stock unit awards previously granted by the Compensation Committee under the Performance Award Program can be found in “Discussion of Compensation Agreements and Plans” under the subsection entitled “Restricted Stock Unit Grants” on page 23 of this Proxy Statement.

No awards have been granted under the Performance Award Program in the fiscal year 2008. However, the following table sets forth the performance awards that are anticipated to be granted on May 1, 2008, based on Compensation Committee approval on February 27, 2008, which are subject to stockholder approval of the Performance Award Program.

PLAN BENEFITS

PLAN NAME: PERFORMANCE AWARD PROGRAM

Name and Position	Value $ (1)	Number of Units (2)
Named Executive Officers

R. Chad Dreier — Chairman of the Board of Directors, President	n/a	80,000
and Chief Executive Officer of The Ryland Group, Inc.

Gordon A. Milne — Executive Vice President and	n/a	42,000
Chief Financial Officer of The Ryland Group, Inc.

Larry T. Nicholson — Executive Vice President and	n/a	42,000
Chief Operating Officer of The Ryland Group, Inc.

Daniel G. Schreiner — Senior Vice President of The Ryland	n/a	28,000
Group, Inc.; President of Ryland Mortgage Company

Keith E. Bass — Senior Vice President of The Ryland Group,	n/a	28,000
Inc.; President of the Southeast Region of Ryland Homes

Executive Group (includes named executive officers)	n/a	392,000

Non-Executive Director Group	n/a	n/a

Non-Executive Officer Employee Group	n/a	n/a

(1)   Not applicable since value of benefits or amounts is indeterminate.

(2)   The named executive officers and executive group are anticipated to receive grants of restricted stock units which are subject to the achievement of a performance target related to net cash provided by operating activities. The non-executive director and officer employee groups are not eligible under the Performance Award Program.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-APPROVAL OF RYLAND’S PERFORMANCE AWARD PROGRAM. RE-APPROVAL OF RYLAND’S PERFORMANCE AWARD PROGRAM MAINTAINS TAX DEDUCTIBILITY IN COMPLIANCE WITH SECTION 162(M) OF THE CODE.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL CONCERNING GREENHOUSE GAS EMISSIONS

Ryland received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2008 Annual Meeting of Stockholders. Stockholders will vote on this proposal at the Annual Meeting. NCF beneficially owns approximately 100 shares of Ryland’s Common Stock.

Stockholder’s Proposal

“The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2005.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One recent study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2008, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board of Director’s Statement in Opposition to the Stockholder Proposal

Ryland recognizes that the concerns raised by the stockholder proposal are timely and important issues. For this reason, Ryland believes that it is currently addressing these concerns. Ryland understands that energy efficient homes consume less energy, which should have a positive impact on greenhouse gas emissions. Ryland is a member of the local communities in which it builds and, as a national homebuilder, a member of the United States community at large. Therefore, Ryland has a vested interest in these topical issues, and it is Ryland’s policy to monitor regulatory and scientific developments regarding the environment and meet or exceed all of its obligations.

Ryland addresses the concerns raised by the foregoing proposal in the evaluation of the products that are included in the homes it sells to its customers. Ryland endeavors to purchase the appliances, heating and air conditioning units and other products incorporated into its homes from environmentally responsible companies that are ENERGY STAR participants and companies that are active in addressing environmental impacts and greenhouse gas emissions. For example, all appliances purchased from General Electric Company, which are used in all of Ryland’s homes, are ENERGY STAR qualifying products.

Ryland attempts to design its homes in a way that addresses environmental concerns, prevents pollution, conserves resources and energy, minimizes the use of hazardous materials and reduces waste. This policy is implemented by management’s evaluation of the use of new technologies in order to exceed current homebuilding practices related to energy efficiency standards.

As a stockholder, you know that Ryland is a leading homebuilder with a national reputation for producing superior quality homes. Ryland’s customers demand the best not only from the finished product but from the components that make up a new Ryland home, and an important way for Ryland’s suppliers to differentiate their products is to be at the forefront of developing new products that decrease energy usage. Ryland strives to implement home designs that decrease energy and water usage, and minimize impact to the environment. In this regard:

•          All of the appliances in new Ryland homes are manufactured by General Electric Company, which has been recognized with the DOE/EPA ENERGY STAR Award for Sustained Excellence for outstanding contributions to environmental protection and energy efficiency in the manufacture of high-efficiency household appliances and lighting products.

•          The HVAC (heating, ventilation and air conditioning) systems in new Ryland homes are manufactured by Carrier/Bryant, and all of their products meet or exceed mandatory efficiency standards in the industry for annual fuel utilization efficiency, seasonal energy efficiency ratio, heating seasonal performance factor and Bels-ratings.

•          Ryland promotes framework design that maximizes lumber efficiency, installs low flow plumbing fixtures and shut-off valves, direct vent fireplaces and eco-friendly insulation, and more efficiently seals the building envelope and duct work to decrease energy loss.

•          Ryland considers the impact of its homes on the local and global landscape by selecting foliage compatible with local environmental conditions, by using environmentally friendly products for termite treatment and exterior wood protection, and by avoiding destruction of old growth lumber.

It is clear that Ryland already addresses the issues identified in the stockholder proposal through its achievement of maximum energy efficiency in the homes it builds. Ryland is an industry leader in how it designs and builds its homes and carefully selects its manufacturers to effectively and responsibly address the issues raised by the proposal.

Ryland continuously evaluates the environmental effects of its operations with respect to its local communities as well as in response to the environmental issues, such as greenhouse gas emissions, facing our world community and future generations. As a matter of practice, Ryland undertakes a comprehensive review of the environmental concerns affecting each of its construction projects and strives to meet or exceed the environmental protection standards applicable to each project. Ryland has concentrated significant efforts in these areas, guided by its mission to be America’s favorite home builder. Ryland is continually evaluating and implementing initiatives aimed at environmental concerns especially those regarding energy efficiency and the reduction of greenhouse gas emissions.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 6.

PROPOSAL NO. 7

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2008 and, therefore, recommends stockholder approval of the ratification of Ernst & Young LLP to act as Ryland’s independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but still may retain them.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RYLAND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2007 for any person subject to Section 16 of the Exchange Act, each of the non-employee Directors failed to file one report required by Section 16(a) of the Exchange Act on a timely basis during 2007 because of a clerical error that was subsequently corrected for a purchase of stock as part of their annual retainer fee.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 5, 2008, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2009 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive notice of the nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2009 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2009, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc., c/o Corporate Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Communications may also be sent via Ryland’s website at www.ryland.com under the “Investors” tab. If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

If any other business should come before the meeting, the proxy holders will vote according to their discretion.

EXHIBIT A

THE RYLAND GROUP, INC.
2008 EQUITY INCENTIVE PLAN

1.                      Purpose and Types of Awards

The purpose of THE RYLAND GROUP, INC. 2008 EQUITY INCENTIVE PLAN (the “Plan”) is to promote the long-term growth and profitability of the Corporation by providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation.

The Plan permits the granting of stock options (including incentive stock options qualifying under Code Section 422 and nonqualified stock options), restricted stock awards, stock units or any combination of the foregoing.

2.                      Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)  “Administrator”  means the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b)  “Affiliate”  shall mean any entity, whether now or hereafter existing, which controls, is controlled by or is under common control with the Corporation (including joint ventures, limited liability companies and partnerships). For this purpose, “control” shall mean ownership of 50 percent or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)  “Award”  shall mean any stock option, restricted stock award or stock unit award.

(d)  “Board”  shall mean the Board of Directors of the Corporation.

(e)  “Change in Control”  shall mean:

(i)  The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

(ii)  The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

(iii)  During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv)  Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

For purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code Section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code Section 409A.

(f)  “Code”  shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g)  “Common Stock”  shall mean shares of common stock, $1.00 par value, of the Corporation.

(h)  “Corporation”  shall mean The Ryland Group, Inc. and its successors and assigns.

(i)  “Designated Beneficiary”  shall mean the beneficiary designated by an Award holder, in a manner and to the extent determined by the Administrator, to receive amounts due or exercise rights of the Award holder in the event of the Award holder’s death. In the absence of an effective designation by an Award holder, “Designated Beneficiary” shall mean the Award holder’s estate.

(j)  “Effective Date”  shall mean the date the Plan is approved by the stockholders of the Corporation.

(k)  “Fair Market Value”  shall mean, with respect to a share of the Corporation’s Common Stock or other property for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, “Fair Market Value” with respect to a share of the Corporation’s Common Stock shall mean, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(k) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

(l)  “Grant Agreement”  shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(m)  “Plan Share Reserve”  means the maximum number of shares of Common Stock that may be issued with respect to Awards granted under the Plan.

(n)  “Prior Plans”  shall mean The Ryland Group, Inc. 1992 Equity Incentive Plan, The Ryland Group, Inc. 2002 Equity Incentive Plan, The Ryland Group, Inc. 2005 Equity Incentive Plan and the 2007 Equity Incentive Plan.

(o)  “2007 Equity Incentive Plan”  shall mean The Ryland Group, Inc. 2007 Equity Incentive Plan, the term of which expires on February 20, 2017.

3.                      Administration

(a)  Administration of the Plan.  The Plan shall be administered by the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board from time to time.

(b)  Powers of the Administrator.  The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(c) of the Plan, (A) any modification that would adversely affect any outstanding Award shall not be made without the consent of the holder, and (B) the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other service relationship with the Corporation; and (vii) to establish, amend, modify, administer or terminate susbplans, and prescribe, amend and rescind rules and regulations relating to such subplans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable. To the extent permitted by applicable law, the Administrator may delegate to one or more executive officers of the Corporation the power to (i) grant Awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, or any successor provision and are not executive officers of the Corporation, and (ii) make all determinations under the Plan with respect thereto, provided that the Administrator shall fix the maximum amount of such Awards for the group and a maximum for any Award recipient.

(c)  Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)  Limited Liability.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)  Indemnification.  To the maximum extent permitted by law, no member of the Corporation’s Charter and Bylaws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

(f)  Effect of Administrator’s Decision.  All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

4.                      Shares Available for the Plan; Maximum Awards

(a)  Plan Share Reserve.  Subject to the following provisions of this Section 4 and adjustments as provided in Section 7(c) of the Plan, the Plan Share Reserve shall be equal to the sum of: (i) 1,300,000 shares of Common Stock; (ii) 1,640,309 shares of Common Stock remaining under the 2007 Equity Incentive Plan that are not subject to outstanding grants of Awards under Prior Plans; and (iii) any shares of Common Stock that are represented by Awards granted under the Prior Plans that are forfeited, expire or are canceled without delivery of shares of Common Stock or which result in the forfeiture of the shares of Common Stock back to the Corporation.

(b)  Adjustments to Plan Share Reserve; Fixed ISO Limit.  If any Award, or portion of an Award, under the Plan or the Prior Plans expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, the shares subject to such Award shall thereafter be available for Awards under the Plan; provided, however, that the tender of shares for payment of the exercise price of an option or award shall not make any such surrendered or tendered shares available for issuance under the Plan; and provided further, that no more than the number of shares available for issuance on the Effective Date shall be made available for purchase pursuant to incentive stock options.

(c)  Cash Settlement of Awards.  To the extent any shares of Common Stock covered by an Award are not delivered to an Award holder or the holder’s Designated Beneficiary because the Award is settled in cash, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.

(d)  Limitation on Restricted Stock and Stock Units.  Notwithstanding the provisions of Section 4(a) of the Plan and subject to adjustment as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock that may be issued in conjunction with Awards granted pursuant to subsections (d) and (e) of Section 6 of the Plan (relating to restricted stock awards and stock units) shall be 1,200,000 shares of Common Stock; provided, however, that any shares of Common Stock that are forfeited back to the Corporation with respect to any such Awards shall be available for further Awards under subsections (d) and (e) of Section 6 of the Plan.

(e)  Code Section 162(m) Limit.  Subject to adjustments as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under this Plan shall be limited to 500,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled. The maximum cash amount that may be payable in combination with any performance-based award distributable in restricted stock or stock units is the cash amount equal to the sum of the fair market value of the underlying shares plus the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the grant, vesting or distribution of the related restricted stock or stock units.

5.                      Participation

Participation in the Plan shall be open to all employees, officers and other individuals providing bona fide services to or for the Corporation or any Affiliate of the Corporation, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Corporation or an Affiliate provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.                      Awards

(a)  Terms of Awards; Vesting.  The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement, provided that all Awards shall have a minimum three-year pro-rated vesting period, or a one-year vesting period plus performance criteria established by the Administrator.

(b)  Performance Factors.  For purposes of ensuring that compensation arising from Awards granted under the Plan to officers and key employees of the Company is deductible as qualified performance-based compensation within the meaning of Code Section 162(m), the Administrator may provide that the granting, vesting, right to exercise or lapse of restrictions associated with an Award (each, a “performance-based award”) is contingent upon the attainment of one or more pre-established, objective performance goals based on any, or any combination of, the following business criteria as it may apply to an individual, a business unit, or the Company: return on stockholders’ equity, net cash provided by operating activities, return on investment, total revenue, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), profits, stock price, earnings per share, or cost containment. Performance goals may include minimum, maximum and target levels of performance, with the size of the performance-based award or the lapse of restrictions with respect thereto based on the level attained. The Administrator may, at its sole discretion, modify the measurement criteria as applied to performance-based awards to offset any unintended results arising from events not anticipated when the performance goals were established; provided, that such modifications may be made with respect to an Award granted to any executive officer of the Company only to the extent permitted by Code Section 162(m).

(c)  Stock Options  The Administrator may from time to time grant to eligible participants Awards of incentive stock options, as that term is defined in Code Section 422, or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code Sections 424(e) and (f), respectively, of the Corporation. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option. All stock options granted under the Plan must have an exercise price at least equal to Fair Market Value as of the date of grant and may not have a term longer than five years. Except for adjustments pursuant to Section 7(c), the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price.

(d)  Restricted Stock Awards.  The Administrator may from time to time grant restricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A restricted stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(e)  Stock Unit Awards.  The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units in such amounts and on such terms and conditions as it shall determine. Stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation’s assets. An Award of stock units may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Shares of Common Stock awarded in connection with an Award of stock units may be issued for such consideration as may be determined by the Administrator, including for no consideration or such minimum consideration as may be required by law. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit to the grantee.

7.                      Miscellaneous

(a)  Withholding of Taxes.  Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. Notwithstanding the above, in no event may holders of Awards satisfy such tax liability through the tender or withholding of shares of Common Stock.

(b)  Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(c)  Adjustments; Business Combinations.

(i)  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Corporation, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Corporation to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)  In the event of any other changes affecting the Corporation, the capitalization of the Corporation or the Common Stock of the Corporation by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, except as otherwise provided in Section 7(d), in its discretion and without the consent of holders of Awards, may make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual, as provided in Section 4 of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

(iii)  The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.

(d)  Change in Control.  Notwithstanding the provisions of Section 7(c)(ii), in the event of a Change in Control, all Awards under the Plan are automatically and fully vested and immediately exercisable or payable in whole or in part. The obligations of the Corporation pursuant to the Plan and performance with respect to rights of Award holders thereunder shall be assumed by any participant, successor-in-interest or beneficiary of or interested party in the Change in Control (collectively, the Change-in-Control Participant), and the Change-in-Control Participant shall cause the Awards to be assumed, or new rights substituted therefor, by another entity.

(e)  Substitution of Awards in Mergers and Acquisitions in which the Corporation or an Affiliate is the Acquiring Entity.  Solely in the event that the Corporation or an Affiliate is an acquiring entity in a merger, acquisition and other business combination, Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of a target entity who become or are about to become employees, officers, consultants or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f)  Compensation Committee Report.  For each performance year and/or performance period, the Compensation Committee of the Board shall determine and set forth in writing not later than 90 days after the commencement of the performance year and/or performance period and in no event later than the point in time when 25 percent of the performance period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the participants under the Plan who are granted performance-based awards for the performance period; (ii) the nature and amount (or the objective formula for determining the amount) of the performance-based award that will be earned if specified performance objectives are met; (iii) the applicable performance factors; and (iv) any other objective terms and conditions that must be satisfied by the participant in order to earn the performance-based award.

(g)  Termination, Amendment and Modification of the Plan.  The Administrator may terminate, amend or modify the Plan or any portion thereof at any time; provided, however, that the provisions of Section 6(c) relating to stock option repricing shall not be amended without approval by the Corporation’s stockholders, and any amendments to the Plan will no (i) materially  increase the benefits accruing to participants under the Plan; (ii) materially increase the aggregate number of securities that may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan, without approval by the Corporation’s stockholders.

(h)  Non-Guarantee of Employment or Service.  Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice. The Corporation expressly reserves the right at any time to dismiss an Award recipient free from any liability or claim under the Plan, except as expressly provided in the applicable Grant Agreement.

(i)  No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

(j)  Designated Beneficiaries.  Unless otherwise provided in the applicable Grant Agreement, amounts or certificates due an Award recipient after his or her death under an Award shall be paid or delivered to the Award recipient’s Designated Beneficiary in accordance with the terms and conditions of the Award.

(k)  Governing Law.  The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

(l)  Effective Date; Termination Date.  The Plan is effective as of the date on which the Plan is approved by the stockholders of the Corporation. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards shall be granted under the Plan after the close of business on February 20, 2018.

EXHIBIT B

THE RYLAND GROUP, INC.

SENIOR EXECUTIVE PERFORMANCE PLAN

Purpose

The purpose of the Senior Executive Performance Plan (the “Plan”) is to set forth the terms on which annual bonuses will be paid to participating senior executives of The Ryland Group, Inc. and its subsidiaries (collectively the “Corporation”). The Plan is intended to permit the Corporation to deduct fully annual bonuses paid to senior executives in determining its federal income taxes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and is effective as of its date of approval.

Administration

The Plan has been approved by and shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Section 162(m) and the regulations thereunder (the “Committee”). The Committee shall interpret the Plan and shall have the authority and duties set forth in the Plan.

Covered Officers

The Plan applies each fiscal year to those officers of the Corporation whose compensation would be subject to the limitations of Section 162(m) or the regulations thereunder for that year and such other officers of the Corporation as the Committee shall determine (each, a “Covered Officer”).

Bonuses

Each Covered Officer who is employed by the Corporation during a fiscal year while this Plan is in effect will be eligible to receive a bonus equal to a stated percentage of either the Corporation’s or one or more business unit’s earnings before taxes and extraordinary items as reflected in, or, in the case of a business unit, as determined for purposes of preparing, the audited consolidated financial statements of the Corporation for such fiscal year, as adjusted to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements, and/or based upon net cash provided by operating activities as reflected in the Corporation’s financial statements all as determined by the Compensation Committee. The maximum bonus payable under the Plan to any one Covered Officer in any year shall not exceed three percent of the Corporation’s earnings before taxes and extraordinary items, as adjusted to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements, all as determined by the Compensation Committee. The Committee may reduce or eliminate bonuses for any reason in its sole discretion, but may not increase the amount of bonus payable to any Covered Officer for a given year after the formula for that year has been established.

The Committee will determine and set forth in writing, not later than 90 days after the commencement of each fiscal year, (i) each Covered Officer who will participate in the Plan for that year, (ii) the determination of the amount or percentage of earnings before taxes and extraordinary items or the amount or percentage of net cash provided by operating activities used to determine any payment with respect to each participating Covered Officer, based on the performance of the Corporation, as a whole, or of a particular business unit(s) with respect to each participating Covered Officer, and (iii) any other objective terms and conditions that must be satisfied for the Covered Officer to become eligible to receive payment of the annual bonus.

No bonus shall be paid pursuant to this Plan for any year until the performance goals and any other material terms of bonus eligibility are satisfied. The Committee will certify in writing that the performance goals have been met. Annual bonuses payable pursuant to the Plan shall be paid in cash in the two and a half month period following the end of the year in which the bonus is earned and vested.

Miscellaneous

No Covered Officer may assign the right to receive any benefit under the Plan. The Committee may approve payment of any amount which a disabled or deceased Covered Officer would have earned under the Plan to the Covered Officer’s spouse or estate.

The Plan shall be submitted to the Corporation’s stockholders for approval in accordance with Section 162(m).

The Committee may amend or change the Plan at any time and in any manner, and may terminate the Plan at any time without obligation for payment of bonuses to Covered Officers for the year in which termination occurs. The Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of bonuses paid pursuant to the Plan under Section 162(m).

EXHIBIT C

THE RYLAND GROUP, INC.

TRG INCENTIVE PLAN

(as amended and restated, effective January 1, 2003)

The Ryland Group, Inc. (the “Company”) has established the TRG Incentive Plan (the “Plan”) to provide incentive compensation for those key employees whose efforts may significantly affect the Company’s earnings and performance. The Plan provides for the payment of cash awards as well as the issuance of Common Stock of the Company and the crediting of Stock Units as awards under The Ryland Group, Inc. 2002 Equity Incentive Plan, the terms of which are incorporated herein by reference for all relevant purposes.

1.                      Definitions

The terms below shall have the following meanings:

(a)      “Board” shall mean the Board of Directors of the Company.

(b)      “Cash Account” shall mean an account established for each Participant to be credited with the cash portion of Performance Awards. The Cash Account shall consist of separate sub-accounts for amounts credited, if any, with respect to each Performance Year.

(c)      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor to such Code.

(d)      “Committee” shall mean the Compensation Committee of the Board or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

(e)      “Common Stock” shall mean shares of Common Stock of the Company.

(f)       “Common Stock Account” shall mean an account established for each Participant to be credited with the Stock Unit portion, if any, of Performance Awards. The Common Stock Account shall consist of separate sub-accounts for Stock Units credited, if any, with respect to each Performance Year.

(g)      “Company” shall mean The Ryland Group, Inc., its subsidiaries, partnerships and other related entities and affiliates, except where the context applies solely to The Ryland Group, Inc. as determined by the Committee.

(h)      “Employee” shall mean any person employed by the Company.

(i)       “Fair Market Value” shall mean a price or value for the Common Stock of the Company, as determined by the Committee to be the fair market value of the Common Stock, which can be the opening, closing or other quoted price on the New York Stock Exchange or other exchange on which the Common Stock is traded or the first, last or other reported sales price if quoted on the NASDAQ National Market System or other over-the-counter market.

(j)       “Participant” shall mean an Employee selected to participate in the Plan pursuant to Section 2.

(k)      “Performance Award” shall mean the amount of any award to a Participant based on the Company’s achievement of the Performance Goal(s) for a Performance Period.

(l)       “Performance Goal” shall mean the performance target selected by the Committee to determine the amount of any Performance Award under the Plan.

(m)     “Performance Period” shall mean the period as established pursuant to Section 4 over which the Performance Goal(s) are measured for the purpose of determining the extent to which a Performance Award is earned.

(n)      “Performance Year” shall mean the final fiscal year of the Company of the Performance Period over which Performance Goals are measured for the purpose of determining the extent to which a Performance Award is earned.

(o)      “Stock Unit” shall mean a unit representing one share of Common Stock.

(p)      “Vested Deferred Award” shall mean the portion of any Deferred Award which is vested pursuant to the Plan, but which has not been paid to the Participant.

2.                      Participants

The Committee periodically determines those Employees who are eligible and selected to participate in the Plan.

3.                      Administration

The Plan is administered by the Committee. The Committee shall establish the Performance Goal(s) for each Performance Period, review the Company’s actual performance results to assess the extent to which Performance Goal(s) have been met and Performance Awards have been earned, approve Performance Awards and make any other determinations, interpretations or decisions required in connection with the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and make all determinations relating to the Plan and the Participants. Decisions of the Committee on all matters relating to the Plan are conclusive and binding on all parties, including the Company and the Participants. No member of the Committee is liable for any act done or determination made in good faith in administering, construing or interpreting the Plan.

4.                      Performance Awards

(a)      Establishment of Performance Awards. For each Performance Year and/or Performance Period, the Committee shall determine and set forth in writing not later than 90 days after the commencement of the Performance Year:

           (i)       the Participants;

           (ii)      the target amount of and formula for determining Performance Awards;

           (iii)     the Performance Goal or Goals for determining Performance Awards;

           (iv)     whether the Performance Awards will be paid in cash, Common Stock or Stock Units; and

           (v)      any other terms relating to Performance Awards under the Plan.

           The Performance Goal or Goals shall be based upon the average return on stockholders’ equity of the Company as set forth in the audited financial statements for the Performance Year and the two fiscal years prior to the Performance Year. The maximum Performance Award that may be earned by any Participant for any Performance Year is $6,000,000. The Committee may reduce or eliminate Performance Awards for any reason in its sole discretion, but may not increase the amount of a Performance Award payable to any Participant for a given Performance Period after the Performance Goal for that period has been established.

(b)      Determination, Payment and Crediting of Performance Awards.

           (i)       Within 90 days after the end of each Performance Year, the Committee shall determine and set forth in writing the amount of any Performance Award earned by a Participant or group of Participants.

           (ii)      One-third of each Performance Award (the “Initial Payment”) shall vest as of January 1 of the Company’s first fiscal year following the related Performance Year and shall be payable within 90 days thereafter, but not earlier than the Committee’s determination that such award was earned. As determined by the Committee, either all or one-half of the Initial Payment shall be paid in cash and either none or one-half shall be paid in a whole number of shares of Common Stock determined by dividing one-half of the Initial Payment by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the related Performance Year, provided that if a fractional number of shares results, cash shall be paid in lieu of any fractional share.

           (iii)     The remaining two-thirds of each Performance Award (the “Deferred Award”) shall be credited to the Participant’s Cash Account or, if applicable, to the Participant’s Common Stock Account, effective as of January 1 of the Company’s first fiscal year following the related Performance Year. As determined by the Committee, either all or one-half of the Deferred Award shall be credited to the Participant’s Cash Account and either none or one-half of the Deferred Award shall be credited in the form of Stock Units to the Participant’s Common Stock Account. For the purposes of the foregoing, the number of Stock Units, if any, to be credited to the Participant’s Common Stock Account shall be equal to one-half of the Deferred Award earned divided by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the related Performance Year. If a fractional number of shares results from the calculation of the Stock Units credited to a Common Stock Account, cash will be credited to the Participant’s Cash Account in lieu of any fractional shares.

           (iv)     No Performance Award(s) shall be earned or credited for any Performance Year in which a Participant’s termination of employment occurs.

(c)      Rights in Respect of Stock Units. Stock Units shall not represent an actual ownership interest in Common Stock and the Participant shall have no voting or other rights as a stockholder in respect of Stock Units including, except as provided in the next sentence, any right to payment on account of dividends or distributions in respect of the Common Stock represented thereby. With respect to the total amount of any cash dividends paid annually in respect of the Company’s Common Stock, Participants are entitled to receive an annual cash payment in an amount equal to the annual cumulative total of dividends declared and paid for any particular calendar year (the “Dividend Determination Year”), to the extent of any dividends not previously paid to or received by a Participant, which the Participant would have received if the Stock Units credited to the Participant’s Common Stock Account actually had represented shares of Common Stock as of the record date (this payment is referred to as the “Annual Payment”). The right to this Annual Payment applies to the cumulative annual amount of cash dividends paid on account of the Common Stock on any record date on or after the end of a Performance Year related to the Stock Units credited to the Participant’s Common Stock Account, to the extent of any dividends not previously paid to or received by a Participant. The Annual Payment shall be determined and paid within 45 days of the later of October 15th or the third quarter record date for a quarterly cash dividend payable during the Company’s fiscal year for any applicable Dividend Determination Year.

(d)      Earnings on Cash Account. Earnings can be credited to a Participant’s Cash Account on a basis, in a manner, and at the rate established from time to time by the Committee that is reasonable under Section 162(m) of the Internal Revenue Code.

5.                      Vesting and Payment of Deferred Awards

(a)      Vesting of Deferred Awards.

           (i)       The Deferred Award for a Performance Year will vest in two equal installments on January 1 of each of the Company’s second and third fiscal years following the related Performance Year (the “Vesting Date”) provided the Participant is employed by the Company on the Vesting Date.

           (ii)      Notwithstanding Section 5(a)(i), upon the death, disability or retirement of a Participant, all amounts of Deferred Awards shall become fully vested and be paid to the Participant or the Participant’s beneficiary in accordance with the terms of this Plan.

           (iii)     Upon a Participant’s voluntary termination of employment with the Company, all Vested Deferred Awards shall be paid to the Participant in accordance with the terms of this Plan and any Deferred Awards which have not vested as of the effective date of the Participant’s voluntary termination of employment shall be forfeited.

           (iv)     Upon a Participant’s involuntary termination of employment by the Company without cause, all Vested Deferred Awards shall be paid to the Participant in accordance with the terms of this Plan and any Deferred Awards which have not vested as of the effective date of the Participant’s involuntary termination of employment shall be forfeited.

           (v)      Upon a Participant’s termination of employment by the Company “for cause,” the Participant forfeits all Performance Awards, all Initial Payments that have not been paid, and all unvested and Vested Deferred Awards credited to the Participant’s Cash or Common Stock Accounts. A termination “for cause” is a termination pursuant to a finding or determination by the Company of theft, fraud, embezzlement or any act which is detrimental or damaging to the business, operation or reputation of the Company.

(b)      Payment of Vested Deferred Awards. Vested Deferred Awards shall be paid to a Participant within 90 days of the related Vesting Date. Payments shall be made in cash to the extent the Vested Deferred Award is credited to a Participant’s Cash Account and in a number of shares of Common Stock equal to the Stock Units to the extent the Vested Deferred Award is credited to the Participant’s Common Stock Account. The Stock Units credited to a Participant’s Common Stock Account in connection with a Vested Deferred Award can be converted to and paid in cash, if determined by the Committee, in the amount of the closing Fair Market Value of the shares of Common Stock related to the Stock Units converted and paid in cash on the first trading day of the Company’s fiscal year in which the conversion or cash payment is made.

6.                      Dilution and Other Adjustments

The Committee can, in its sole discretion, require an adjustment in the Common Stock Accounts held by Participants in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or stock split, recapitalization, reclassification, merger, share exchange, consolidation, combination or exchange of shares or other similar change.

7.                      Change of Control

(a)      For purposes of this Plan, a Change of Control shall mean:

           (i)       The acquisition by any person, other than the Company or any employee benefit plans of the Company, of beneficial ownership of 20 percent or more of the combined voting power of the Company’s then outstanding voting securities;

           (ii)      The first purchase under a tender offer or exchange offer, other than an offer by the Company or any employee benefit plans of the Company, pursuant to which shares of Common Stock have been purchased;

           (iii)     During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Company of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

           (iv)     Approval by stockholders of the Company of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

(b)      Upon the occurrence of a Change of Control, all Deferred Awards shall immediately vest and be paid to Participants within 14 days of the date on which the Change of Control occurs.

8.                      Miscellaneous

(a)      Tax Withholding.  The Company shall have the right to deduct from any payments made or benefits accrued under the Plan, any Federal, state, or local taxes required by law to be withheld. In the case of awards paid in Common Stock, a Participant may elect to have any portion of any withholding taxes payable in respect of a distribution of Common Stock satisfied through the retention by the Company of shares of Common Stock having a Fair Market Value on the date of withholding equal to the withholding amount, subject to compliance with any requirements of applicable law and subject to such other restrictions as the Company may impose.

(b)      Employment Rights.  Neither the Plan nor any action taken hereunder shall be construed as giving an Employee or Participant any right to be retained in the employ of the Company nor shall any action taken hereunder be construed as entitling the Company to the services of any Employee or Participant for any period of time.

(c)      Beneficiaries.  Each Participant shall have the right, at any time, to designate a beneficiary or beneficiaries (both primary and contingent) to whom payments under this Plan shall be made if the Participant dies and amounts under this Plan are payable following the Participant’s death. Any beneficiary designation shall be made in writing and filed with the Company and shall become effective only when received and accepted by the Company.

           A Participant may change his beneficiary designation by filing a new designation with the Company. The filing of a new beneficiary designation will cancel any and all beneficiary designations previously filed.

           If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the payments under this Plan shall be made to the Participant’s Estate.

(d)      Nontransferability.  A person’s rights and interest under this Plan, including amounts payable, shall be solely the rights of a general unsecured creditor of the Company and such rights may not be assigned, pledged or transferred except to a designated beneficiary as provided above.

(e)      Governing Law.  All matters relating to the Plan or to any Performance Awards granted under the Plan shall be governed by the laws of the State of Maryland.

(f)       Shareholder Approval.  The Plan, as amended and restated herein, shall be submitted to the Company’s stockholders for approval in accordance with Code Section 162(m). After the Plan is approved by the Company’s stockholders, this Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of Performance Awards paid or distributed pursuant to the Plan under Code Section 162(m).

9.                      Amendments

Subject to Section 8(f) above, the Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan or any portion of the Plan at any time. The Committee may also, at any time, in their sole and absolute discretion, amend, revise or modify the terms of a Participant’s Performance Award(s) or any terms or conditions related to a Participant’s Performance Award(s), including the terms and conditions related to the vesting and payment of Performance Award(s), Initial Payment(s) and any Deferred Awards, notwithstanding anything in this Plan or in any Performance Award to the contrary.

EXHIBIT D

THE RYLAND GROUP, INC.

PERFORMANCE AWARD PROGRAM

Established Pursuant to

THE RYLAND GROUP, INC. 2007 EQUITY INCENTIVE PLAN

AND ITS SUCCESSOR PLANS

Establishment

The Compensation Committee of the Board of Directors of The Ryland Group, Inc. (the “Corporation”), pursuant to its power and authority to establish programs for granting awards under the Corporation’s 2007 Equity Incentive Plan and its successor plans, as amended from time to time, including, if approved by stockholders, the 2008 Equity Incentive Plan (the “Incentive Plan”), establishes this Performance Award Program, as amended and restated (the “Award Program”), effective as of its date of approval.

Purpose and Type of Awards

The purpose of the Award Program is to provide for the granting of performance awards, in the form of common stock of the Corporation or stock units (as defined in the Incentive Plan), either alone or in combination with cash, as long-term incentives for participants to strive to influence the financial growth and success of the Corporation in a positive manner. Performance awards may be granted upon achievement of specified performance objectives or which vest and/or become distributable upon such achievement. Shares of common stock and stock units granted in connection with performance awards under this Award Program shall be issued under the Incentive Plan.

Administration

The Award Program shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Section 162(m) of the Internal Revenue Code and the regulations thereunder (the “Committee”). The Committee shall interpret the Award Program and shall have the authority and duties set forth in the Award Program. All determinations by the Committee shall be final and conclusive.

Eligibility

The Committee shall select the individuals who shall participate in and receive grants of performance awards under the Award Program. All executive officers of the Corporation and its affiliated entities are eligible to participate.

Granting of Performance Awards

The Committee shall determine the specific performance objectives and the period over which such performance objectives will be measured (the “Performance Period”) in connection with each performance award granted under the Award Program.

The Committee will determine and set forth in writing, not later than 90 days after the commencement of each Performance Period and in no event later than the point in time when 25 percent of the Performance Period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the officer or officers who will participate in the Award Program for that Performance Period, (ii) the nature and the amount (or the objective formula for determining the amount) of the performance award that will be earned if specified performance objectives are met, (iii) the applicable performance objectives, and (iv) any other objective terms and conditions that must be satisfied by the officer in order to earn the performance award.

The performance objectives are objective financial targets based upon the Corporation’s return on stockholders’ equity and/or net cash provided by operating activities as reflected in the Corporation’s financial statements. The Committee, in its discretion, may decrease the amount of any performance award that is, or is to be, earned, but may not increase any performance award for a Performance Period after the performance objectives for that Performance Period have been established.

Distribution of Performance Awards

After the end of each Performance Period, the Committee shall determine whether, or the extent to which, the performance objectives and other terms and conditions have been met, and will certify in writing that the performance goals have been met prior to payment. Performance awards shall be granted or vested in accordance with the formula and terms and conditions approved by the Committee at the beginning of the applicable Performance Period.

Miscellaneous

This Award Program is established pursuant to the Incentive Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the Award Program and the Incentive Plan, the terms of the Incentive Plan shall govern.

No single participant shall be eligible to receive more than 260,000 shares of common stock and/or stock units, in any combination, with respect to a Performance Period. The maximum cash amount payable as a performance award in combination with any performance award distributable in common stock or stock units is the cash amount equal to the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the distribution of the related common stock or stock units.

This Award Program shall be submitted to the Corporation’s stockholders for approval in accordance with Internal Revenue Code Section 162(m).

Stock units awarded (together with tax gross-up payments due in connection therewith) pursuant to an employment or other agreement between the Corporation and its Chief Executive Officer are granted pursuant to this Award Program.

No participant may assign the right to receive any performance award under this Award Program. The Committee may approve distribution of any performance award which a disabled or deceased participant would have earned under this Award Program to the participant’s spouse or estate.

The Committee may amend or change this Award Program at any time and in any manner, and may terminate this Award Program at any time without obligation for payment of performance awards to participants for the Performance Period in which termination occurs. This Award Program may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of performance awards paid or distributed pursuant to the Award Program under Internal Revenue Code Section 162(m).

0

THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders – April 23, 2008

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 5, 2008, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 23, 2008 at 8:00 a.m., local time, and at any adjournments thereof.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Corporation’s Retirement Savings Opportunity Plan (the “Plan”).  This proxy, when properly executed, will be voted as directed.  If no direction is given to the Trustee by 5:00 p.m. on April 18, 2008, the Plan’s Trustee will vote your shares held in the Plan, “FOR” election of the Directors, and “FOR” proposals 2, 3, 4, 5 and 7 and “AGAINST” proposal 6.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE RYLAND GROUP, INC.

April 23, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

	20833333300000000000 3			042308
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSALS 2, 3, 4, 5 AND 7 AND “AGAINST” PROPOSAL 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Approval of The Ryland Group, Inc. 2008 Equity Incentive Plan.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: R. Chad Dreier Leslie M. Frécon William L. Jews Roland A. Hernandez Ned Mansour Robert E. Mellor Norman J. Metcalfe Charlotte St. Martin	3	Re-approve Ryland’s Senior Executive Performance Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
			4.	Re-approve Ryland’s TRG Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
			5.	Re-approve Ryland’s Performance Award Program to comply with the requirements of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
			6.	Consideration of a proposal from The Nathan Cummings Foundation (a stockholder).	☐	☐	☐
			7.	Ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
			8.	In their discretion upon other business as may properly come before the meeting.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

This proxy is solicited on behalf of the Board of Directors of The Ryland Group, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, the proxy will be voted “FOR” election of the Directors, and “FOR” proposals 2, 3, 4, 5 and 7 and “AGAINST” proposal 6.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.